Exhibit 1

Audited Consolidated Financial Statements of Sadia S.A. as of December 31, 2011 and 2010

and for the two years ended December 31, 2011.

Sadia S.A.

Consolidated Financial Statements

As of December 31, 2011 and 2010

Independent auditors’ report

The Board of Directors and Shareholders

Sadia S.A.

Concórdia - SC

Report on the consolidated financial statements

We have audited the accompanying consolidated financial statements of Sadia S.A. (“the Company”), which comprise the consolidated balance sheet as of December 31, 2011, the consolidated statements of income, changes in shareholders’ equity, comprehensive income and cash flows for the year then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards(“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Sadia S.A. as of December 31, 2011 and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with IFRS as issued by the IASB.

Emphasis

As mentioned in note 1, on July 13, 2011, the Administrative Council for Economic Defense (“CADE”) approved the business combination between the Company and BRF - Brasil Foods S.A., (“BRF”) and revoked the Agreement to Preserve Reversibility and Operation (“APRO“) signed on July 8, 2009. This approval is subject to compliance with the obligations assumed by BRF with the CADE in the Term Performance Commitment (“TCD”) entered into on the same date. On March 20, 2012, BRF signed the Contract of Exchange of Assets and Other Agreements with Marfrig Alimentos S.A., whose main objective is to establish the terms and conditions enabling the transaction to occur as mentioned in notes 1 and 33, which is subject to suspension conditions depending on the CADE manifestation. Our conclusion does not contain any qualification relating to this matter.

São Paulo, March 22, 2012

/s/ KPMG Auditores Independentes
KPMG Auditores Independentes
CRC SC-000071/F-8

/s/ Carla Bellangero
Carla Bellangero
Contadora CRC SP-196751/O-4 S-SC

Sadia S.A.

Consolidated Balance sheets

as of December 31, 2011 and 2010

(In thousands of Reais)

Assets	Note	2011	2010	Liabilities	Note	2011	2010

Current assets				Current liabilities
Cash and cash equivalents	4	442,031	435,911	Short-term debt	15	1,246,839	1,020,261
Marketable securities	5	276,201	327,290	Trade accounts payable	17	1,436,872	969,443
Trade account receivables, net	6	1,751,729	1,339,262	Payroll and related charges		222,749	177,067
Inventories	7	1,404,212	1,158,508	Tax payable		124,024	139,368
Biological assets	8	601,598	466,469	Dividends to distribute		—	179,962
Recoverable taxes	9	316,058	203,135	Other current liabilities		225,389	272,982

Other current assets		185,563	95,028

						3,255,873	2,759,083

		4,977,392	4,025,603

				Non-current liabilities
Non-current assets				Long-term debt	16	1,320,502	1,788,915
Marketable securities	5	70,020	60,977	Debts with afilliated companies	12	566,936	487,516
Recoverable taxes	9	294,865	302,372	Employee benefit plan	31	153,329	164,095
Deferred income taxes	10	575,075	828,508	Provision for tax, civil and labor	19	176,345	239,125
Judicial deposits	11	116,117	139,919	Deferred income taxes	10	269,696	208,055
Biological assets	8	208,195	218,662	Other non-current liabilities		239,080	202,371

Other non-current assets		143,970	195,672
Investments		56,531	27,521			2,725,888	3,090,077

Property, plant and equipment, net	13	4,241,948	3,963,182
Intangible assets	14	222,069	111,914	Shareholders’ Equity	22

				Capital		4,973,817	4,973,817
		5,928,790	5,848,727	Prepaid capital contribution		377,712	100,000
				Other comprehensive loss		(33,018)	(44,844)
				Accumulated loss		(437,955)	(1,010,728)

				Parent company shareholders’ equity		4,880,556	4,018,245

				Non-controlling interest		43,865	6,925

						4,924,421	4,025,170

Total Assets		10,906,182	9,874,330	Total Liabilities and Shareholders’ equity		10,906,182	9,874,330

See accompanying notes to the consolidated financial statements.

Sadia S.A.

Consolidated Statements of income

Years ended December 31, 2011 and 2010

(In thousands of Reais)

	Note	2011	2010

Net sales	24	13,407,814	11,444,335

Costs of sales		(9,766,942)	(8,238,698)

Gross profit		3,640,872	3,205,637

Operating income (expenses)
Selling	32	(1,950,285)	(1,837,660)
General and Administrative	32	(173,856)	(124,189)
Other operating expenses	26	(218,730)	(92,604)
Equity interest income of affiliates		29,142	1,376

Operating income		1,327,143	1,152,560

Financial (expenses)/revenues
Financial Expenses	27	(483,543)	(406,535)
Financial revenue	27	239,099	146,309

Income before taxes		1,082,699	892,334

Income tax and social contribution for the fiscal year	28	(31,139)	(131,477)
Deferred income tax and social contribution	28	(326,912)	(77,744)

Net income		724,648	683,113

Attributable to:
Controlling shareholder		727,290	682,737
Non-controlling interest		(2,642)	376

See accompanying notes to the consolidated financial statements.

Sadia S.A.

Consolidated Statements of comprehensive income

Years ended December 31, 2011 and 2010

(In thousands of Reais)

	2011	2010

Net income	724,648	683,113
Pension plan and other benefits (net of taxes of R$ 6,092)	11,826	(21,795)

Comprehensive income	736,474	661,318

Attributable to the shareholders of the parent company	739,116	660,942

Attributable to the non-controlling interest	(2,642)	376

See accompanying notes to the consolidated financial statements.

Sadia S.A.

Consolidated Statements of changes in equity

Years ended December 31, 2011 and 2010

(In thousands of Reais)

	Attributable to interest to controlling shareholder
			Other comprehensive
			income (loss)
	Capital	Prepaid capital contribution	Adjustment to equity valuation	Accumulated (losses) profit	Total Shareholders’ equity	Participation of Non-controlling interest	Total shareholders’ equity (consolidated)

Balances at January 1, 2010	2,000,000	2,260,000	(23,049)	(1,458,696)	2,778,255	3,668	2,781,923

Capital transactions with shareholders
Advances for future capital increase	—	759,000	—	—	759,000	—	759,000
Capital increase	2,973,817	(2,919,000)	—	—	54,817	—	54,817
Non-controlling interest	—	—	—	—	—	2,881	2,881

Other comprehensive income:
Pension plan and other benefits (net of taxes of R$11,227)	—	—	(21,795)	(23,049)	(44,844)	—	(44,844)

Net income for the year	—	—	—	682,737	682,737	376	683,113

Interest on capital	—	—	—	(211,720)	(211,720)	—	(211,720)

Balances at December 31, 2010	4,973,817	100,000	(44,844)	(1,010,728)	4,018,245	6,925	4,025,170

Capital transactions with shareholders
Non-controlling interest	—	—	—	—	—	39,582	39,582

Other comprehensive income:
Pension plan and other benefits (net of taxes of R$6,092)	—	—	11,826	(39,517)	(27,691)	—	(27,691)

Advances for future capital increase	—	277,712	—	—	277,712	—	277,712

Net income for the year	—	—	—	727,290	727,290	(2,642)	724,648

Interest on capital	—	—	—	(115,000)	(115,000)	—	(115,000)

Balances at December 31, 2011	4,973,817	377,712	(33,018)	(437,955)	4,880,556	43,865	4,924,421

See accompanying notes to the consolidated financial statements.

Sadia S.A.

Consolidated Statements of cash flows

Years ended December 31, 2011 and 2010

(In thousands of Reais)

	2011	2010

Net income for the year	727,290	682,737
Adjustments to reconcile the net income to net cash provided by operating activities
Non-controlling shareholder’s interest	(2,642)	376
Depreciation and amortization	390,120	344,293
Interest	126,168	179,734
Exchange rate variations	22,666	(16,418)
Equity interest in income of affiliates	(29,142)	(1,376)
Deferred income tax	315,507	77,744
Provision (reversal) of tax, civil and labor risks	(62,780)	68,541
Loss on disposal of property, plant and equipment	10,662	(10,328)

Changes in Operating Assets and Liabilities
Investments in held for trading securities
Overdue or sold	—	29,001

Investments in available-for-sale securities
Acquisitions	(2,227,426)	(972,640)
Overdue or sold	2,284,431	1,211,045
Received interest and variations	39,542	(53,736)
Trade accounts receivable	(365,867)	(207,434)
Inventories	(211,886)	898
Biological assets	(125,295)	(13,398)
Other recoverable taxes	112,224	62,279
Judicial deposits	23,802	(65,195)
Payed interest and variations	(177,965)	(277,275)
Trade accounts payable	407,166	131,228
Advances to subsidiaries	—	—
Taxes and contributions payable, wages payable and others	(53,769)	80,987

Net cash provided by (used) operating activities	1,202,806	1,251,063

Investing activities
Proceeds from disposals of property, plant and equipment	7,165	15,319
Business combination, net from cash	(195,321)	—
Acquisition of property, plant and equipment	(407,299)	(270,977)
Acquisition of intangible assets	(8,876)	(8,514)
Acquisition of biological assets	(284,083)	(172,912)

Net cash used in investment activities	(888,414)	(437,084)

Financing activities
Short-term loans and financing
Funding	742,057	638,067
Payments	(1,087,192)	(2,277,880)

Long-term loans and financing
Proceeds from debt issuance	59,559	273,754
Repayments of debt	(100,960)	(614,199)
Prepaid capital contribution	—	759,000
Proceeds from loans of affiliates	79,420	487,516

	(307,116)	(733,742)

Effect on exchange rate variation on cash and cash equivalents	(1,156)	26,078

At the beginning of the year	435,911	329,596

At the end of the year	442,031	435,911

Net increase in cash and cash equivalents	6,120	106,315

See accompanying notes to the consolidated financial statements.

Sadia S.A.

Notes to consolidated financial statements

Years ended December 31, 2011 and 2010

(In thousands of Reais)

1	Company’s operations

Sadia S.A. (Sadia), a closely-held joint stock company with its principal place of business in Itajaí - State of Santa Catarina - Brazil, jointly with its subsidiaries (Company) is a fully-owned subsidiary of BRF - Brasil Foods S.A. (“BRF”), a company that results from the joint venture between Perdigão and Sadia.

The Company has its operating segments organized in the local market, the foreign market and in Foods Service, sub-divided into groups of activities: poultry, swine, beef, ready-made and processed dishes, as well as other processed foodstuff. The wide distribution chain of the Company enables its products to be commercialized in Brazil and abroad through retail chains, small commercial establishments and food service chains.

The Company distributes its products through a number of points-of-sale in the local market, while exporting to Europe, the Middle East, Eurasia, Asia and the Americas. The industrial structure consists of 20 proprietary units, 2 leased units and 17 distribution centers located in 14 Brazilian states.

The ready-mades and other processed food segments have been the main focus of investments in recent years and comprises products such as frozen ready-mades, pizzas and chilled pasta, margarines, industrialized poultry and pork derivates, breaded specialties, light food line, cold cuts, portioned foods and deserts.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The table below summarizes the direct and indirect ownership interests of the Company, as well as the activities of each:

				Interest - %
Corporate Name			Country-headquarters	2011	2010

Sadia International Ltd.			Cayman Islands	100.00	100.00
Sadia Uruguay S.A.			Uruguay	100.00	100,00
Sadia Alimentos S.A.			Argentina	0.02	5.00
Sadia Chile S.A.			Chile	60.00	60.00
Sadia Alimentos S.A.	(a	)	Argentina	—	95.00
Concórdia Foods Ltd.	(b	)	England	—	100.00
Sadia U. K. Ltd.			England	100.00	100.00

Baumhardt Comércio e Participações Ltda.			Brazil	73.94	73.94
Excelsior Alimentos S.A.			Brazil	25.10	25,10

Excelsior Alimentos S.A.			Brazil	46.01	46.01
Athena Alimentos S.A.			Brazil	99.99	99.90
Estelar Participações Ltda.	(d	)	Brazil	—	0.10

Sadia Overseas Ltd.			Cayman Islands	100.00	100.00

Sadia Alimentos S.A.	(a	)	Argentina	99.98	—
Avex S.A.	(c	)	Argentina	70.70	—
Flora Dánica S.A.	(c	)	Argentina	100.00	—
Flora San Luis S.A.	(c	)	Argentina	100.00	—
GB Dan S.A.	(c	)	Argentina	100.00	—

Sadia GmbH			Áustria	100.00	100.00
Wellax Food Logistics C. P. A. S. U. Lda.			Portugal	100.00	100.00
Sadia Foods G.m.b.H.			German	100.00	100.00
BRF Foods Limited Liability Company			Russia	10.00	10.00
Qualy B. V.			Holland	100.00	100.00
Sadia Japan Ltd.			Japan	100.00	100.00
Badi Ltd.			Arab Emirates	100.00	100.00
AL-Wafi Al-Takamol International Food Ltd.			Saudi Arabia	75.00	75.00
BRF Foods Limited Liability Company			Russia	90.00	90.00
K&S Alimentos S.A.	(e	)	Brazil	49.00	49.00
VIP S.A. Empreem. e Participações Imobiliárias	(e	)	Brazil	34.51	34.51
Estelar Participações Ltda.	(d	)	Brazil	—	99.90

(a)	In September 2011 Sadia Alimentos S.A. became a subsidiary of Sadia S.A.
(b)	Closing of the company in July 2011.
(c)	Acquisition of the shares of Avex S.A. and of its subsidiaries in October 2011
(d)	Closing of the company in August 2011
(e)	Non-consolidated investments

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Instrument of Commitment of Performance - TCD

According to a relevant fact disclosed on July 13, 2011, BRF (full controller of Sadia S.A.) and the Administrative Council for Economic Defense (CADE) signed the Performance Commitment Agreement (TCD) which the main purpose was to establish measures to accomplish the following:

1.	Prevent that the merger between the Company and BRF (together with the Company, the “Companies”) and their subsidiaries from substantially eliminating the competition;

2.	Establish conditions to the existence of a strong competitor in the markets affected by the merger;

3.	Propitiate condition to the fast and efficient entrance of competitors in the affected markets; and;

4.	Ensure that the benefits originated from the merger be equally distributed among participants and consumers.

The measures established in the TCD are limited to the national territory, in the certain markets and/or products category. The Companies and their subsidiaries are free to act in the whole foreign market, in the dairy products market and in the food service local market, as long as they do not interfere in the assumptions and effectiveness of the TCD.

In order to attend the TCD’s purposes, the Companies and their subsidiaries committed to take the following measures:

•	Disposal of certain brands, combinations of assets and rights related to certain productive units and distribution centers;

•	Assignment of the entire portfolio of agreements with integrated products currently listed to ensure the supply of the structures to be disposed of; and

•	Suspension of brands for a period of time.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The brands (Rezende, Wilson, Texas and Fiesta) and the production units and distribution centers owned by the Company, included in the TCD, are:

Processing plant	State	Activity

Três Passos	Rio Grande do Sul	Pork slaughtering, finished goods processing, hatcheries and pork farms.

Brasília	Federal District	Pork slaughtering, finished goods processing, animal feed production, hatcheries and farms.

Duque de Caxias	Rio de Janeiro	Finished goods processing.

Várzea Grande	Mato Grosso do Sul	Finished goods processing.

Excelsior	Rio Grande do Sul	Finished goods processing.

Distribution centers	State

Salvador	BA
Duque de Caxias	RJ
Campinas	SP
Bauru	SP
Brasília	DF
São José dos Pinhais	PR
Ribeirão Preto	SP
Cubatão	SP

The CADE has been assessing the Companies’s compliance with the commitments disclosed herein; as the Companies are subject to penalties in case of noncompliance with CADE’s provisions, which ultimately, includes the review of the operation.

On December 8, 2011, the BRF and Marfrig Alimentos S.A. (“Marfrig”) disclosed to the market that they signed a binding document, Memorandum of Understanding (“MOU”), which was confirmed with an amendment by the Asset Exchange and Other Agreements signed on March 20, 2012, as disclosed in note 33 – Subsequent Events, establishing the main term and conditions aiming to the accomplish an exchange of assets comprising of the BRF’s assets and rights related to the TCD with Marfrig or its subsidiary Quickfood’s including assets and rights.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Management’s understanding of both companies is that the assets to be exchanged have equivalent values. Such understanding is subject to corroboration through an appraisal report at fair market value of the businesses which is currently being prepared. The transaction is subject to adjustments resulting from the legal, accounting, financial and operational due diligence, which are in progress and until the date of the issuance of these consolidated financial statements have not been finalized.

The signing of the definitive agreements and the actual implementation of the transaction are subject to precedent conditions, including the assessment of CADE, in the terms and limits placed on the TCD signed on July 13, 2011.

The impacts deriving from this transaction must be analyzed in consolidated form at BRF, where the possible reflects of the transaction at Sadia S.A. are partial, while the general context considers the BRF economic group.

The Company did not reclassify the set of assets and liabilities to be disposed of as held for sale, because it concluded that on December 31, 2011, the current condition of these assets did not met the requirements of IFRS 5, paragraph 7 “the assets or group of assets held for sale must be immediately available in its current conditions…”. The Company’s conclusion is supported by the following factors:

1.	In order to attend the requirements related to the disposal of productive capacity, which correspond to 730.0 tons, the Company prepared a plan comprising of refurbishments and adaptations necessary in these plants which demand an investment in the amount of R$78.5. Until December 31, 2011, only R$10.8 was effectively invested, hence showing that the plants were not immediately available for sale in the conditions determined by CADE;

2.	In the MOU signed on December 8, 2011, and in the Asset Exchange and Other Agreements, Marfrig imposed other conditions that also require additional changes in the plants besides those mentioned in the item (1) above, denominated “precedent conditions”;

3.	The buildings and lands related to the plants to be disposed of are pledged as guarantees;

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

4.	As required by CADE, the plants in the scope of the TCD must operate until the moment of ownership transfer; therefore, such plants will attend the sales orders of the products currently being manufactured, which are not part of the products portfolio to be sold to Marfrig according to the TCD. Thus, the sales orders backlog will not be transferred to the Marfrig.

Due to the fact that BRF and Marfrig have not concluded all appraisal reports of the fair value of the assets at the date of the issuance of these financial statements and also because there are no identified other impairment factors, no adjustments have been recorded in these consolidated financial statements for the year ended December 31, 2011.

Business Combinations - Avex S.A. and Flora Danica S.A.

On October 3, 2011, acting through its wholly-owned subsidiary, Sadia Alimentos S.A., the Company acquired 70.7% of the equity interest in Avex S.A. (“Avex”), which is located in Argentina. In addition, the Company acquired Avex’s 100% equity interest in Flora Dánica S.A. and its subsidiaries, Flora San Luis S.A. and GB Dan S.A. (“Dánica group”). These acquisitions were made as part of the Company’s strategic plan to become a global player and to reinforce the Company’s brands in MERCOSUL.

Avex is located in the city of Rio Cuarto, in Córdoba province, engaged in the poultry production as well as chilled and frozen chicken, sold as a whole and in cuts.

Avex contributed net revenue of R$51.0 million and net income of R$2.0 million, from the date of acquisition to December 31, 2011 to the Company’s results.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Avex is the sixth largest participant in the Argentinean chicken market, with 4% share, and its production capacity is shown below:

Activity	Location	Production capacity

Poultry slaughtering	Rio Cuarto, Córdoba	750 thousand heads per week

Animal feed industry	Juárez Celman, Córdoba	40 tons per hour

Hatcheries	General Deheza, Córdoba	758.8 thousand eggs per week

Termination Poultry Farm	Rio Cuarto, Córdoba	-

The Company paid R$104,885 in cash for the acquisition of Avex and the preliminary goodwill generated in the business combination corresponds to R$60,214, calculated as follows:

Cash consideration	104,885

Assets and liabilities acquired, net as of October 3, 2011	63,184
% acquisition	70.7%

Preliminary net assets acquired at fair value	44,671

Net intangible assets acquired, including goodwill	60,214

The Dánica group has an extensive distribution structure for dry, refrigerated and frozen goods, in addition to the exportation of products to South Cone and to the development of products for the food service segment. The groups is the market leader in margarine (62%) and vice leader in the production of sauces (20%) and its main brands are: Dánica, Manterina, Vegetalina, Danifesta and Primor.

The Dánica group contributed net revenue of R$50,490 and net loss of R$1,715, from the date of acquisition to December 31, 2011, to the Company’s results. The net loss in the last quarter of 2011 is a result of the acquisition costs incurred.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The headquarters of the group is located in Buenos Aires.

Activity	Location	Productive capacity
Margarines and oils	Llavallol, Buenos Aires	4.0 ton per month
Sauces and mayonnaise	Villa Mercedes, San Luis	6.0 ton per month
Pasta and pastries	Avellaneda, Buenos Aires	0.4 ton per month

The Company paid R$83,448 in cash for the acquisition of the Dánica group and the preliminary goodwill generated in the business combination corresponds to R$53,432, calculated as follows:

Cash consideration	83,448

Assets and liabilities acquired, net as of October 3, 2011	30,025
% acquisition	100%

Preliminary net assets acquired at fair value	30,025

Net intangible assets acquired, including goodwill	53,423

The primary reasons that support the goodwill for these acquisitions are the expected future profitability due to the possibility of business expansion in the Argentinean market from Avex and the relevance of the brands acquired and the supply chain from the Dánica group. The independent appraisal reports are still in progress and Management’s expectation is that they will be concluded within one year, in accordance with the requirements of IFRS 3, when the final goodwill allocation and the respective accounting impacts will be finalized.

Management estimates that if the business combinations with Avex and Dánica group had occurred on January 1, 2011, the consolidated net sales and net income for the year ended December 31, 2011 would have been approximately R$13,831,997 and R$723,602, respectively.

The pro forma amounts were determined based on the results generated from January 1, 2011 to September 30, 2011, and do not consider any future allocations of amortization of the fair value of assets and liabilities.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Seasonableness

The Company does not operate with significant seasonal impacts during the fiscal year, however in the local market in general in the fourth quarter the demand is slightly stronger than in the other quarters, on account of the Christmas and New Year festivities, when the products most sold in that period are turkey, tender-made ham and pork loin.

2	Basis for preparation and presentation of the financial statements

The Company’s consolidated financial statements for the years ended December 31, 2011 and 2010 are in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The Company’s consolidated financial statements are expressed in thousands of Brazilian Reais (“R$”), as well as, the amount of other currencies disclosed in the consolidated financial statement, when applicable, were also expressed in thousands.

The preparation of the Company’s consolidated financial statements requires Management to make judgments, use estimates and adopt assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, as well as the disclosures of contingent liabilities, as of the reporting date of these consolidated financial statement. However, the uncertainty inherent to these judgments, assumptions and estimates could lead to results requiring a material adjustment to carrying amount of the affected asset or liability in future periods.

The settlement of the transactions involving these estimates can result in amounts that significantly different from those recorded in the consolidated financial statement due to the lack of precision inherent to the estimation process. The Company reviews its judgments, estimates and assumptions on a quarterly basis.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The consolidated financial statements were prepared based on the historical cost except for the following material items recognized in the balance sheet:

•	Short-term financial investments available for sale and held for trading;

•	Biological assets;

•	Shares purchase option plan; and

•	Defined benefit plan and benefits for employees.

During the preparation of the financial statements, some decisions are taken based on assumptions and estimates which affect the application of certain accounting practices adopted. The accounting estimates involved were based on objective and subjective factors, based on the judgment of management for determination of the adequate amount to be recorded in the financial statements. Significant items subject to these estimates and assumptions are described in the summary of the main accounting practices.

The settlement of the transactions involving such estimates can result in amounts that are significantly divergent from those recorded in the financial statements due to the imprecision’s that are inherent to the estimating process. The Company reviews its estimates and assumptions at least once a year.

The Fiscal Council and the Board of Directors examined these financial statements on the 21 and 22 of March, 2012, respectively, authorizing its disclosure.

3	Summary of significant accounting practices

Consolidation - includes the Sadia’s financial statements and the financial statements of the directly and indirectly held subsidiaries where Sadia has control. For the joint ventures, the Company adopts the equity method. All transactions and balances between Sadia and its subsidiaries have been eliminated upon consolidation, as well as the unrealized profits or losses arising from negotiations between the Company and its subsidiaries, and the related charges and taxes. Non-controlling interest is presented separately.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

In the preparation of the consolidated financial statements, the Company applied IAS 21, related to Effects of Changes in Foreign Exchange Rates and Translation of Financial Statements. Pursuant to this accounting standard, the Company must apply the following criteria for the consolidation of foreign subsidiaries:

•

Functional currency: the financial statements of each subsidiary included in the Company’s consolidated financial statements are prepared using the currency of the main economic environment where it operates. The foreign subsidiaries adopt the Brazilian Real as their functional currency, except for the subsidiary Avex S.A. which adopted the Argentine Peso, as their functional currency;

•

Investments: investments in affiliates are accounted for under the equity method adjusted for the effects of measurement of the business combination, where applicable. The financial statements of foreign subsidiaries are translated into Brazilian Reais in accordance with their functional currency using the following criteria:

Functional currency - Euro and Argentine Peso

•	Assets and liabilities are translated at the exchange rate at the end of the period;

•	Statement of income accounts are translated at the exchange rate obtained from the monthly average rate of each month; and

•	The cumulative effects of gains or losses upon translation are directly recognized in shareholders’ equity.

Functional currency - Brazilian Reais

•	Non-monetary assets and liabilities are translated at the historical rate of the transaction;

•	Monetary assets and liabilities are translated at the exchange rate effective at the end of the period;

•	Statement of income accounts are translated at the exchange rate obtained from the monthly average rate of each month; and

•	The cumulative effects of gains or losses upon translation are directly recognized in the statement of income.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The accounting practices have been consistently applied in all subsidiaries included in the consolidated financial statements.

Business combinations - business combinations are accounted for using the acquisition method. The cost of an acquisition is the sum of the consideration transferred, valued based on the fair value at acquisition date, and the amount of any non-controlling interests in the acquiree. For each business combination, the Company recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquirer’s net assets. Costs directly attributable to the acquisition must be accounted for as an expense when incurred.

When acquiring a business, Management evaluates the assets acquired and the liabilities assumed in order to classify and allocate them pursuant to the terms of the agreement, economic circumstances and the conditions at the acquisition date.

Goodwill is initially measured as the excess of the consideration transferred over the fair value of the net assets acquired (net assets identified and liabilities assumed). If the consideration is lower than the fair value of the net assets acquired, the difference is recognized as a gain in the statement of income.

After initial recognition, goodwill is measured at cost, net of any accumulated impairment losses. For purposes of impairment testing, the goodwill acquired in a business combination, as from the acquisition date, is allocated to each of the Company’s cash generating units expected to benefit from the synergies of the combination, regardless of whether other assets or liabilities of the acquire are attributed to these units.

Segment information - an operating segment is a Company’s component that carries out business activities from which it can obtain revenues and incur expenses. The operating segments reflect how the Company’s management reviews financial information to make decisions and for which individual financial information is available. The Company’s management has identified 3 reportable segments, which meet the quantitative and qualitative disclosure parameters. The segments identified for disclosure represent mainly sales channels. The information according to the characteristics of the products is also presented, based on their nature, as follows: poultry, pork, beef, processed, others processed and animal feed.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Cash and cash equivalents - include cash on hand, bank deposits and highly liquid investments in fixed-income funds and/or securities with maturities, upon acquisition, of 90 days or less, which are readily convertible into known amounts of cash and subject to immaterial risk of change in value. The investments classified in this group, due to their nature, are measured at fair value through the statement of income.

Financial instruments - financial assets and liabilities are recorded on the date they are delivered to the Company (settlement date) and classified based on the purpose for which they were acquired, being divided into the following categories: financial investments, loans, receivables, derivatives and other.

Financial investments are financial assets that comprise of public and private fixed-income securities, classified and recorded based on the purpose for which they were acquired, in accordance with the following categories:

•

Trading securities: acquired for sale or repurchase in the short term, initially recorded at fair value and its variations, with a corresponding entry directly recorded in the statement of income for the year within interest income or expense;

•

Held to maturity: when the Company has the intention and financial ability to hold them up to maturity, the investments are recorded at amortized cost, plus interest, monetary and exchange rate changes, when applicable, and recognized in the statement of income when incurred, within interest income or expense; and

•

Available for sale: this category is for all the financial assets that do not classify for any of the categories above, which are measured at fair value, with variations recorded in the shareholders’ equity within other comprehensive income while the asset is not realized, net of taxes. Interest, inflation adjustments and exchange rate changes, when applicable, are recognized in the statement of income when incurred within interest income or expense.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Loans and receivables - these are financial assets with fixed or determinable payments which are not quoted on an active market. Such assets are initially recognized at fair value plus any attributable transaction costs. After initial recognition, loans and receivables are measured at amortized cost under the effective interest rate method, less any impairment losses.

Adjustment to present value the - Company and its subsidiaries measure the adjustment to present value of outstanding balances of other non-current rights, trade payables, social obligations and other non-current obligations. The Company adopts the weighted average of the cost of funding on the domestic and foreign markets to determine the adjustment to present value to the assets and liabilities previously mentioned, which corresponds to 6.7% p.a. (6.3% p.a. as of December 31, 2010).

Trade receivables and other receivables - are recorded at the invoiced amount and adjusted to present value, when applicable, net of estimated losses on doubtful receivables.

The Company adopts procedures and analyses to establish credit limits and substantially does not require collateral from customers. In the event of default, collection attempts are made, which includes direct contact with customers and collection through third parties. Should these efforts not prove successful, court measures are considered and the notes are reclassified to non-current at the same time receivables are written-off.

Inventories - are stated at average cost, not exceeding market value or net realizable value. The cost of finished products includes raw materials, labor, cost of production, transport and storage, all of which are related to making the products ready for sale. Provisions for obsolescence, adjustments to net realizable value, impaired items and slow-moving inventories are recorded when necessary. Production losses are recorded and are an integral part of the production cost of the respective month, whereas unusual losses, if any, are recorded directly as an expense for the year in other operating income.

Biological assets - due to the fact that the Company is responsible for managing the biological transformation of poultry, pork and beef, pursuant to IAS 41 “Biological Assets”, the Company classified these assets as biological assets.

The Company recognizes biological assets when it controls these assets as a result of a past event and it is probable that future economic benefits associated with these assets will flow to the Company and fair value can be reliably estimated.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Pursuant to IAS 41, the biological assets should be measured at fair value less selling expenses at the time they are initially recognized and at the end of each accrual period, except for cases in which fair value cannot be reliably estimated.

In Management’s opinion, the fair value of the biological assets is substantially represented by formation cost, mainly due to the short life cycle of the animals and the fact that a significant share of the profits from our products arises from the manufacturing process rather than from obtaining in natura meat (raw materials at slaughtering point). This opinion is supported by a fair value appraisal report prepared by an independent expert, which presented an immaterial difference between the two methodologies. As a consequence, Management continues to record biological assets at cost.

Non-current assets held for sale - assets included in this subgroup are those identified as unusable by the Company and whose sale has been authorized by Management; accordingly, there is a firm commitment to find a purchaser and conclude the sale within 12 months, the assets are readily available at a reasonable price and it is unlikely there will be changes in the plan to sale. These assets are measured at carrying amount or fair value, whichever is lower, net of selling costs and are not depreciated or amortized.

Property, plant and equipment - stated at cost of acquisition, formation or construction, less accumulated depreciation and impairment losses, when applicable. The costs of short term debt are recorded as an integral part of construction in progress, pursuant to IAS 23 considering the average interest rate of the short term debt in effect on the capitalized date.

Depreciation is recognized based on the estimated economic useful life of each asset on a straight-line basis. The estimated useful life, residual values and depreciation methods are annually reviewed and the effects of any changes in estimates are accounted for prospectively. Land is not depreciated.

The Company performs an annual analysis of impairment indicators. If an impairment indicator is identified, the corresponding assets are tested for impairment using the discounted cash flow methodology. Hence, when impairment is identified, a provision is recorded.

The company performed an impairment test for some of the assets that showed indicators of impairment, as described in the note 13.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Gains and losses on disposals of property, plant and equipment are calculated by comparing the sales value with the residual book value and recognized in the statement of income.

Intangible assets - are identifiable non-physical assets, under the Company’s control and which generate future economic benefits.

Intangible assets acquired are measured at cost at the time they are initially recognized. The cost of intangible assets acquired in a business combination corresponds to the fair value at acquisition date. After initial recognition, intangible assets are stated at cost less accumulated amortization and impairment losses, when applicable. Internally-generated intangible assets, excluding development costs, are not capitalized and expenditure is recognized in the statement of income for the year in which it was incurred.

The useful life of intangible assets is assessed as finite or indefinite.

Intangible assets with a finite life are amortized over the economic useful life and reviewed for impairment whenever there is an indication of a reduction in the economic value of the asset. The amortization period and method for an intangible asset with a finite useful life are reviewed at least at the end of each fiscal year. The amortization of intangible assets with a finite useful life is recognized in the statement of income as an expense consistently with the use of the intangible asset.

Intangible assets with an indefinite useful life are not amortized, but are tested annually for impairment on an individual basis or at the cash generating unit level. The Company records in intangible assets the goodwill balance.

Goodwill recoverability was tested in the last quarter of 2011 and no adjustments to reflect an impairment loss were identified. Such test involved the adoption of assumptions and judgments, as detailed in note 14.

Income taxes and social contributions - in Brazil, are comprised of income tax (“IRPJ”) and social contribution (“CSLL”), which are calculated monthly on taxable income, at the rate of 15% plus 10% surtax for IRPJ and of 9% for CSLL, considering the offset of tax loss carryforwards, up to the limit of 30% of taxable income.

The income from foreign subsidiaries is subject to taxation in their home countries, pursuant to the local tax rates and standards.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Deferred taxes represent credits and debits on IRPJ and CSLL tax losses, as well as temporary differences between the tax basis and the carrying amount. Deferred income tax and social contribution assets and liabilities are classified as non-current, as required by IAS 1. When the Company’s analysis indicates that the future use of these credits, within the time limit of 10 years, is not probable, a provision for losses will be recorded.

Deferred tax assets and liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and they relate to income taxes levied by the same tax authority on the same taxable entity. In the consolidated financial statements, the Company’s tax assets and liabilities can be offset against the tax assets and liabilities of the subsidiaries if, and only if, these entities have a legally enforceable right to make or receive a single net payment and intend to make or receive this net payment, or recover the assets and settle the liabilities simultaneously; therefore, for presentation purposes, the balances of tax assets and tax liabilities are being disclosed separately.

Accounts payable and trade accounts payable: are initially recognized at fair value and subsequently increased, if applicable, with the accrued charges, monetary and exchange variations incurred until the closing dates of the consolidated financial statements.

Provision for tax, civil and labor risks and contingent liabilities: provisions are established when the Company has a present obligation, formalized or not, as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and the amount of the obligation can be reliably estimated.

The Company is a party to various lawsuits and administrative proceedings. The assessment of the likelihood of an unfavorable outcome in these lawsuits and proceedings includes the analysis of the evidence available, the hierarchy of the laws, available former court decisions, as well as the most recent court decisions and their importance to the Brazilian legal system, as well as the opinion of external legal counsel. The provisions are reviewed and adjusted to reflect changes in the circumstances, such as the applicable statute of limitation, conclusions of tax inspections or additional exposures identified based on new matters or court decisions.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

A contingent liability recognized in a business combination is initially measured at fair value and subsequently measured at the higher of:

•	the amount that would be recognized in accordance with the accounting policy for the provisions above (IAS 37); or

•	the amount initially recognized less, if appropriate, cumulative amortization recognized in accordance with the revenue recognition policy (IAS 18).

Costs incurred with disposal of assets are accrued based on the present value of the costs expected to settle the obligation using estimated cash flows, and are recognized as an integral part of the corresponding asset, or as a production cost, when incurred.

Leases - lease transactions in which the risks and rewards of ownership are substantially transferred to the Company are classified as finance leases. When there is no significant transfer of the risks and rewards of ownership, lease transactions are classified as operating leases. Finance lease agreements are recognized in property, plant and equipment and in liabilities at the lower of the present value of the minimum mandatory installments of the agreement and the fair value of the asset, including, when applicable, the initial direct costs incurred in the transaction. The amounts recorded in property, plant and equipment are depreciated and the underlying interest is recorded in the statement of income in accordance with the term of the lease agreement.

Operating lease agreements are recognized as expenses throughout the lease period.

Supplementary retirement plan and other benefits to employees - the Company and its subsidiaries recognize actuarial assets and liabilities related to employee benefits in accordance with the criteria provided for in IAS 19 “Employee Benefits”. Actuarial gains and losses are recognized in other comprehensive income, in shareholders’ equity, based on the actuarial report prepared by independent specialists.

The contributions made by the sponsors are recognized as an expense for the year.

The plan assets are not at the disposal of the Company’s creditors and cannot be directly paid to the Company. Fair value is based on information on the market price and, in the case of quoted securities, on the purchase price disclosed. The value of any defined benefit asset recognized is restricted to the sum of any past service costs not yet recognized and the fair value of any economic benefit available in the form of reductions in the plan’s future employer contributions.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Determination of income - results from operations are recorded on the accrual basis.

Revenues - revenues comprise of the fair value of consideration received or receivable by the sale of products, net of taxes, returns, rebates and discounts in the consolidated financial statements and also net of eliminations of sales between BRF and its subsidiaries.

Revenue is recognized in accordance with the accrual basis of accounting, when the sales value is reliably measurable and when the Company no longer has control over the goods sold, or otherwise related to the property, the costs incurred or to be incurred due to transaction can be reliably measured, it is probable that economic benefits will be received by the Company and the risks and benefits were fully transferred to the purchaser.

In addition, the Company and its subsidiaries have incentive programs and sales discounts, which are accounted for as deductions from sales or selling expenses, based on their nature. These programs include discounts to customers for a good sales performance based on volumes and marketing actions carried out at the sales points.

Employee and management profit sharing - employees are entitled to profit sharing based on certain targets agreed upon on an annual basis, whereas managers are entitled to profit sharing based on the provisions of the by-laws, proposed by the Board of Directors and approved by the shareholders. The profit sharing amount is recognized in the statement of income for the period in which the targets are attained.

Research and development - expenditures on research activities, undertaken with the opportunity to gain knowledge and understanding of science or technology, are recognized in income as incurred. Development activities involve a plan or project aimed at producing new or significantly improved technologies, process or products. The development costs are capitalized only if development costs can be reliably measured, if the product or process is technically and commercially viable if the future economic benefits are probable, and if the Company has the intention and the resources to complete the development and use or sell the asset. The expenditures capitalized include the cost of materials, labor, manufacturing costs that are directly attributable to preparing the asset for its intended use, other development expenditures are recognized in income as incurred.

The capitalized development expenditures are measured at cost less accumulated amortization and loss on impairment.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Financial income - include interest earnings on amounts invested (including available for sale financial assets), dividend income (except for dividends received by the Company from equity method investees), gains on disposal of available for sale financial assets and changes in fair value of financial assets measured at fair value through income. Interest income related to debt is recognized in earnings through the effective interest method. The dividend income is recognized in the statement of income on the date that the Company’s right to receive payment is established. The distributions received from investees that are recorded under the equity method reduce the value of the investment.

Subsidies and tax incentives - Government subsidies are recognized at fair value when there is reasonable assurance that the conditions established and related benefits will be received. The amounts are accounted for as follows:

•	Subsidies relating to assets: are accounted for in the statement of income in proportion to the depreciation of the asset; and

•

Subsidies to Investments: the amounts recorded as revenue in the statement of income when excluded from the income tax and social contribution calculation basis will be reclassified to equity, as a reserve of tax incentives, unless there are accumulated losses.

Dividends and interest on capital - the proposal for payment of dividends and interest on capital made by the Company, which is within the portion equivalent to the mandatory minimum dividend, is recorded in current liabilities, for it is regarded as a legal obligation provided for in the bylaws; on the other hand, the dividends that exceed the mandatory minimum dividend, declared by Management before the end of the accounting period covered by the financial statements, not yet approved by the shareholders, is recorded as additional dividend proposed in shareholders’ equity.

For financial statement presentation purposes, interest on capital is stated as an allocation of income directly in equity.

Translation of foreign currency denominated assets and liabilities - the balances of assets and liabilities of foreign subsidiaries are translated into Brazilian Reais using the exchange rates in effect at the balance sheet date and statement of income accounts are translated at the average monthly rates in effect.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The exchange rates in Brazilian Reais effective at the date of the balance sheets translated were as follows:

	12.31.11	12.31.10
Final rate
U.S. Dollar (US$)	1.8758	1.6662
Euro (€)	2.4342	2.2280
Pound sterling (£)	2.9148	2.5876
Argentine Peso ($)	0.4360	0.4194

Average rates
U.S. Dollar (US$)	1.6746	1.7593
Euro (€)	2.3278	2.3315
Pound sterling (£)	2.6835	2.7172
Argentine Peso ($)	0.4056	0.4500

Accounting judgments, estimates and assumptions - as mentioned in note 2, in the process of applying the Company’s accounting policies, Management made the following judgments which have a material impact on the amounts recognized in the consolidated financial statements:

•	impairment of non-financial assets;

•	loss on the reduction of recoverable value of taxes;

•	retirement benefits;

•	measurement at fair value of items related to business combinations;

•	fair value of financial instruments;

•	provision for tax, civil and labor risks;

•	estimated losses on doubtful receivables;

•	biological assets; and

•	useful lives of property, plant and equipment.

The Company reviews estimates and underlying assumptions used in its accounting estimates at least on a quarterly basis. Revisions to accounting estimates are recognized in the consolidated financial statements in the period in each the estimates are revised.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

4	Cash and cash equivalents

	Interest p.a. average %	2011	2010
National currency
Cash and banks	—	40,651	42,662
Investment funds	—	1,054	—

		41,705	42,662

Foreign currency
Cash and banks	—	150,110	62,980
Money market account	0.06	250,216	330,269

		400,326	393,249

		442,031	435,911

5	Marketable securities

	Interest p.a. average %	2011	2010
Current financial investments
Securities available for sale
National currency
Investment funds	12.15	—	24,679
Bank deposit certificates	11.00	217,110	74,792
Debentures	12.37	—	129,158
Treasury Notes - LFT	10.91	59,091	52,938

		276,201	281,567

Foreign currency
Investment funds		—	45,723

		276,201	327,290

Noncurrent financial investments
Securities held to maturity
National currency
National Treasury Certificate - CTN	12.00	70,020	60,977

		70,020	60,977

On December 31, 2011, the maturity of the long-term financial investments concerns the investment entailed with the PESA (Special Agricultural and Animal Raising Enhancement Program) financing, which matures in fiscal year 2020.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The financial investments used by the Company are subject to typical market fluctuations, to credit risk, to systemic risk, to adverse liquidity conditions and to atypical trading in the relevant markets of operation and even with risk management systems there is no assurance of complete elimination of the possibility of losses.

Instruments available for sale

The instruments classified as available for sale, due to their trading characteristics, have their measurement indexed with market interest rates, which there is no difference between their adjusted cost and their market value. Thus, the effective interest rate is recognized directly in the results for the fiscal year.

The fund for investment in foreign currency had a transaction structured with a prime financial institution abroad, according to the risk classification prepared by specialized rating agencies. The fund pays periodic interest (LIBOR + spread) that corresponds to the credit note that contemplates the Brazil risk and the risks of the Company itself.

The financial transaction portfolio, as well as a description of the principal financial instruments used by the exclusive fund in foreign currency, is described below:

Instruments held to maturity

The Management of the Company classified as instruments held to maturity the National Treasury Certificates - CTN, which are instruments issued and entailed to the Special Agricultural and Animal Raising Enhancement Program - Pesa, with redemption of the instruments and payment of the principal of the debt that will occur in 2020.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

6	Trade accounts receivable

	2011	2010
Abroad
Third parties	839,824	531,508
Controlled companies	—	—

	839,824	531,508

In the country
Third parties	906,956	825,276
Parent company	25,629	5,361
Controlled companies	—	—

	932,585	830,637

(-) Allowance for doubtful accounts	(20,680)	(22,883)

	1,751,729	1,339,262

The rollforward of estimated losses from doubtful accounts is set forth below:

	2011	2010

Balance in the beginning of the period	(22,883)	(23,089)

Additions	(21,805)	(16,244)
Reversals	13,957	8,383
Transfers for litigations	132	1,790
Write-offs	9,919	6,277

Balance in the end of the period	(20,680)	(22,883)

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The expense for accrual of the estimated losses with doubtful accounts was recorded in selling expenses in the statement of income. When the efforts for recovery of receivables exhaust, the amounts credited in the “Estimated losses with doubtful accounts” are usually reversed against as a final write-off of the instrument.

The composition of receivable accounts by maturity on December 31, 2011 and 2010 is presented below:

	2011	2010

Current	1,523,448	1,165,666

Overdue
From 1 to 60 days	197,188	157,007
From 61 to 120 days	20,650	14,628
From 121 to 180 days	8,536	5,137
From 181 to 360 days	3,991	3,635
For more than 360 days	18,596	16,072

(-) Allowance for doubtful accounts	(20,680)	(22,883)

	1,751,729	1,339,262

The receivables excluded from allowance for estimated losses on doubtful accounts are secured by letters of credit issued by financial institutions and by credit insurance contracted with insurance companies.

No customer was individually responsible for more than 10% of the net sales earned in the fiscal year ended December 31, 2011.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

7	Inventories

	2011	2010

Finished goods	858,511	602,578
Raw materials	91,995	223,066
Work in process	231,175	178,912
Packaging materials	36,541	45,387
Secondary materials	81,420	—
Warehouse	42,078	45,872
Goods in transit	21,856	58,522
Advances to suppliers	—	1,195
Imports in transit	70,283	12,519
(-) Provision for losses to the disposable value	(17,626)	(829)
(-) Provision for damaged inventories	(9,427)	(5,887)
(-) Provision for obsolescence	(2,594)	(2,827)

	1,404,212	1,158,508

The total amount of the losses of inventories recognized in cost of sales during the twelve month period ended on December 31, 2011 amounted to R$29,197 (R$47,695 in fiscal year 2010).

	2010	Additions	Reversals	Write-offs	2011

Provision for losses to the disposable value	(829)	(18,160)	1,363	—	(17,626)
Provision for damaged inventories	(5,887)	(8,226)	—	4,686	(9,427)
Provision for obsolescence	(2,827)	(1,570)	1,803	—	(2,594)

	(9,543)	(27,956)	3,166	4,686	(29,647)

The additions to the provision for losses basically reflect the drop in the price in the export market of the griller chicken that occurred in the period from July to August.

In addition, during the fiscal year ended December 31, 2011 there were inventory write-offs amounting to R$61,700 (on December 31, 2010, R$45,260) relative to deteriorated items that were not contemplated for the provision.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Management expects inventories to be recovered in a period of less than 12 months.

8	Biological assets

The group of biological assets of the Company comprises living animals which are segregated by the categories: poultry, pork and cattle. In addition, these categories were separated into consumable and for production.

The animals classified in the subgroup of consumables are those intended for slaughtering to produce unprocessed meat and/or manufactured and processed products, and while they do not reach the weight adequate for slaughtering, they are classified as immature. The slaughter and production process occurs sequentially and in a very short time period, and as a consequence, only the living animals transferred for slaughtering in refrigerators are classified as mature.

The animals classified in the subgroup for production (breeding stock) are those that have the function of producing other biological assets. And, while they do not reach the age of reproduction they are classified as immature and when they are able to initiate the reproductive cycle, they are classified as mature.

In the measurement of the biological assets at fair value, the Company adopted the model of discounted cash flow. Firstly, the discount rate used was the Weighted Average Cost of Capital (“WACC”), which was then adjusted to reflect the specific risk of the asset in question, utilizing mathematical model of Weighted Average Return on Assets (“WARA”), as follows:

	2011	2010

Cost of the nominal capital	10.31	11.10
Projected inflation rate - USA	2.26	1.85
Cost of the real capital	7.88	9.08
Actual WACC	5.80	6.93

WARA discount rate
Animals for slaughtering	5.50	6.00
Animals for production	5.75	6.90

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

In Management’s opinion, the fair value of the biological assets is substantially represented by the cost of formation, mainly due to the short life cycle of the animals and to the fact that a significant portion of the profitability of our products derives from the manufacturing process and not from obtaining in natura meat (raw materials at slaughtering point). This opinion is supported by a fair value appraisal report prepared by an independent expert, which presented an immaterial difference between the two methodologies. Therefore, Management maintained the biological assets at formation cost.

The quantities and the accounting balances by category of biological assets are presented below:

	2011		2010
	Quantity in millions	Amount	Quantity in millions	Amount
Biological Assets - Stocks
Growing poultry	106,645	277,744	89,486	209,621
Poultry Ready for Slaughter	—	—	483	1,611
Growing Pigs	2,157	323,854	2,266	255,193
Pigs Ready for Slaughter	—	—	—	44

Current Assets Total	108,802	601,598	92,235	466,469

Biological Assets - Breeding Stock
Growing poultry	3,887	50,471	3,622	48,007
Producing Poultry	6,437	176,122	6,314	138,928
(-) Accumulated Depreciation	—	(106,711)	—	(55,248)
Growing Pigs	120	17,425	169	22,601
Producing Pigs	244	70,888	230	74,557
(-) Accumulated Depreciation	—	—	—	(10,183)

Total noncurrent	10,688	208,195	10,335	218,662

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The activities for biological assets during the period are presented below:

	Current			Noncurrent
	Poultry	Pork	Total	Poultry	Pork	Total

Balance as of December 31, 2010	211,234	255,235	466,469	131,689	86,973	218,662

Increase due to Acquisition	26,014	145,247	171,261	14,420	11,376	25,796
Increase due to Breeding	687,489	331,027	1,018,516	76,318	9,799	86,117
Direct costs	2,299,543	850,263	3,149,806	115,809	56,361	172,170
Business combination	9,834	—	9,834	—	—	—
Depreciation	—	—	—	(170,877)	(31,637)	(202,514)
Transfers between current and non-current	47,477	44,559	92,036	(47,477)	(44,559)	(92,036)
Reduction due to slaughtering	(3,003,847)	(1,302,477)	(4,306,324)	—	—	—

Balance as of December 31, 2011	277,744	323,854	601,598	119,882	88,313	208,195

The costs of the breeding animals are depreciated using the straight-line method for a period from 15 to 30 months.

The acquisitions of biological assets for production (non-current) occur when there is an expectation that the production plan cannot be met with its own assets and, usually, this acquisition refers to immature animals in the beginning of the life cycle.

The acquisitions of biological assets for slaughtering (poultry and pork) are represented by poultry of one day old and pork of up to 22 kilos, which are subject to the management of a substantial part of the agricultural activity by the Company.

The increase by reproduction of the biological assets classified in the current assets is related to eggs from animals for production.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

9	Recoverable taxes

	2011	2010

State ICMS (Value Added Tax on Goods and Services)	488,058	386,563
PIS (Employees’ Profit Participation Program) and COFINS (Tax for Social Security Financing)	145,918	112,541
IPI (Federal Excise Tax)	55,689	53,222
Withholding income tax and social contribution	29,942	18,831
VAT	10,385	2,298
Others	7,802	3,148
(-) Provision for losses	(126,872)	(71,096)

	610,923	505,507

Current portion	316,058	203,135
Non-current portion	294,865	302,372

The activities of the provisions are presented below:

	Balance in 2010	Additions	Balance in 2011

Allowance for loss - ICMS	(56,357)	(45,478)	(101,835)
Allowance for loss - PIS/COFINS	(2,567)	(10,298)	(12,865)
Allowance for loss - Others	(12,172)	—	(12,172)

	(71,096)	(55,776)	(126,872)

a.	State Value-Added Tax on Goods and Services - ICMS

Due to its export activity, domestic sales and investments in property, plant and equipment are subject to reduced tax rates and, the Company accumulates credits that are offset with debits generated in sales in the domestic market or transferred to third parties.

The Company has ICMS credit in the States of Mato Grosso do Sul, Paraná, Santa Catarina, Minas Gerais and Distrito Federal, for which Management understands that realization is uncertain and, therefore, formed full provision for loss of these credits as shown in the table above.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The increase in the balance is related to the exports from the States of Parana and Santa Catarina and are presented net of the related allowances judged necessary by the Company’s Management.

b.	Income tax and social contributions

These correspond to withholdings at source on financial investments, prepayments of income tax and social contribution, and on the reception of interest on shareholders’ equity by the company, realizable through offsetting with federal taxes and contributions payable.

c.	PIS and COFINS

The balance consists of amounts of credits that derive from non-cumulative collection of PIS and COFINS. These credits can be offset against other federal taxes.

d.	Value-added tax - VAT and credits from imports

The balance consists of credits assessed in commercial transactions generated by the companies abroad, which can be offset against taxes of the same nature or reimbursed in cash.

e.	Federal Excise Tax - IPI

The balance consists of amounts originated by the following transactions: assumed credit on packaging materials and input, assumed credit for reimbursement of the amount of PIS/PASEP and COFINS (Federal Excise Tax on Manufactured Goods) on exports and premium credit, which may be offset against other federal taxes.

f.	National Social Security Institute - INSS

The balance derives from credits originated by levy of the FUNRURAL (Rural Fund) on transactions with own production of poultry, which may be offset against contributions of the same nature.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

10	Deferred income taxes

The composition of deferred income tax and social contribution is presented below:

	2011	2010
Assets
Deferred taxes
Tax loss carryforwards	381,920	395,409
(-) Provision for tax losses	(166,762)	—
Negative calculation basis (social contribution on net profits)	143,079	147,661
(-) Provision for negative calculation basis losses	(48,443)	—
Temporary differences:
Provision for tax, civil and labor risks	59,744	81,470
Employees benefit plans	52,134	55,792
Provision for realization of tax credits	39,635	24,173
Provision for other obligations	26,119	37,734
Provision for guarantees granted to integrated and institute	24,988	31,135
Provision for employees in the income	16,418	9,684
Realization of deferred assets	9,599	15,188
Goodwill amortization	4,623	4,623
Provision for inventories adjustment	4,087	—
Unrealized result in the inventories	4,002	1,259
Provision for fixed assets losses	3,402	3,219
Allowance for doubtful accounts	3,210	2,253
Adjustment for transition tax regime	2,612	261
Provision for losses - miscellaneous debtors (others)	1,390	5,705
Provision for contractual indemnity	—	3,400
Others	13,318	9,542

Total deferred tax assets	575,075	828,508

Liabilities
Temporary differences:
Adjustment transition tax regime	192,304	127,000
Depreciation - rural activity	68,423	76,104
Others	8,969	4,951

Total deferred tax liabilities	269,696	208,055

Shareholders’ equity
Comprehensive income
Employee benefit plans	(622)	2,744
Pension plan	17,630	20,358

	17,008	23,102

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

As mentioned in Note 33, on February 9, 2012, BRF´s Board of Directors approved the merger of Sadia with BRF, which will be implemented on December 31, 2012.

The decision to merge Sadia into BRF will result in the recognition of a loss for 2011 of approximately R$215.2 on the allowance for tax loss carryforwards, which will not be recovered after the merger. The value of the loss reflects Management’s best estimate at the date of the publication of these consolidated financial statements, considering the available information. The final value of the impact of the merger of Sadia into BRF will be known on December 31, 2012.Management prepared a sensitivity analysis, if we were to incur a 1% variance of the discount rate (TJLP- Long-Term Interest Rate), the impact on the provision could vary by approximately R$2,800, either upwards or downwards.

Management considers that deferred tax assets related to temporary differences will be realized as the lawsuits are resolved. The deferred tax assets resulting from temporary differences of employee benefits will be realized at the payment of the projected obligations.

In relation to deferred tax assets deriving from tax loss and negative social contribution base, recognized in their totality in the amount of R$309,794, the realization of these credits will occur through generation of future profits in the relevant Companies. Management estimates that the realization of these deferred tax assets will be as follows:

Fiscal year	Value	Percent of realization - %

2012	304,091	98
2013	513	—
2014	552	—
2015	588	—
2016	632	1
Up to2018	3,418	1

	309,794	100

Estimates of recovery of the tax credits were based on the projections of taxable income taking into consideration a number of financial and business assumptions considered at the closing of the fiscal year. As a consequence, the estimates are subject to not materializing in the future due to the uncertainties that are inherent to such provisions.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

11	Judicial deposits

The Company’s judicial deposits are restricted to the amounts deposited and held in court until the solution of the litigation to which they relate.

The activity related to judicial deposits is shown below:

	2010	Additions	Write-offs	2011

Tax	54,985	8,730	(500)	63,215
Labor	45,300	28,212	(25,250)	48,262
Civil, commercial and other	39,634	4,306	(39,300)	4,640

	139,919	41,248	(65,050)	116,117

12	Transactions and balances with related parties

Transactions with related parties are mainly represented by commercial transactions involving sales of the controlling company to its controlled companies, carried out at regular market prices and conditions.

The Company has real estate properties that are leased from FAF, having paid in fiscal year 2011 the amount of R$11,451 (R$12,108 in 2010). The rental amounts are entered into at market price and are reviewed annually.

On December 31, 2011, the Company had a loan agreement in the amount of R$548,067 (R$487,516 on December 31, 2010) payable to BFF International Ltd. (a controlled subsidiary of BRF) with interest of 8.0% p.a.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Remuneration of the Administrative Officers

The key Management personnel include the board members and executive officers, members of the executive committee and the head of internal audit. The amount of profit sharing paid to each executive officer in any fiscal year is mainly related to the consolidated net income of the Company and to the performance appraisal of the executive officer during the fiscal year conducted by the Board of Directors. The key Management personnel are allocated to the controlling company BRF - Brasil Foods S.A.

13	Property, plant and equipment

	Average fee - %	Cost 2011	Depreciation 2011	2011	Residual amount 2010

Land	—	143,489	—	143,489	137,716
Buildings	2.50	2,094,072	(561,997)	1,532,075	1,446,822
Machinery and equipment	4.00	2,556,380	(990,267)	1,566,113	1,542,167
Facilities	3.33	831,966	(270,285)	561,681	617,413
Vehicles and aircraft	15.00	29,628	(7,239)	22,389	3,969
Constructions in process	—	332,432	—	332,432	111,193
Others	—	73,298	(11,733)	61,565	59,177
Advances to Suppliers	—	22,204	—	22,204	44,725

		6,083,469	(1,841,521)	4,241,948	3,963,182

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Below we present the activities of the consolidated of the fixed assets:

	Balances in 2010	Additions	Write-offs	Transfers	Balances in 2011
Costs
Lands	137,716	3,609	(20)	2,184	143,489
Buildings	1,958,799	53,013	(5,588)	73,002	2,079,226
Machinery and equipment	2,436,999	20,824	(40,136)	103,810	2,521,497
Facilities	853,182	1,065	(4,765)	(17,576)	831,906
Vehicles and aircraft	9,164	19,580	(628)	701	28,817
Others	67,131	8,136	(1,858)	(111)	73,298
Constructions in process	111,193	363,266	(66)	(141,961)	332,432
Advances to Suppliers	44,725	4,768	—	(27,289)	22,204

Total cost of the acquisition	5,618,909	474,261	(53,061)	(7,240)	6,032,869

Accumulated depreciation
Buildings	(511,977)	(25,013)	1,353	(11,514)	(547,151)
Machinery and equipment	(894,832)	(88,044)	29,637	(2,145)	(955,384)
Facilities	(235,769)	(50,299)	2,340	13,503	(270,225)
Vehicles and aircraft	(5,195)	(1,434)	494	(293)	(6,428)
Others	(7,954)	(4,449)	666	4	(11,733)

Total depreciation	(1,655,727)	(169,239)	34,490	(445)	(1,790,921)

a.	The interest incurred in the fiscal year ended December 31, 2011, deriving from financing of projects for modernization and expansion of the industrial units was recorded in the costs of construction in progress for the amount of R$13,820 (R$12,477 in fiscal year 2010).

b.	Construction in progress additions are primarily represented by construction in progress for projects of expansion and optimization of industrial units, mainly at the Lucas do Rio Verde, Uberlândia, Toledo and Vitoria do Santo Antão plants. The additions in fiscal years 2011 and 2010 of R$407,299 and R$270,977, respectively, relate to the completion, expansion and/or adjustments for adequacy of the plants.

c.	The write-offs net of depreciation amounting to R$18,571 in fiscal year 2011 refer mainly to: (i) sale of machinery and equipment to PlusFood amounting to R$4,222, (ii) write-off due to an insurance loss at the Brasília unit amounting to R$7,026, and (iii) write-off due to an insurance loss in a reforestation area in the amount of R$1,035. The other write-offs are due to obsolescence and inventory adjustments.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

On December 31, 2011, the Company pledged in guarantee items of its fixed assets amounting to R$3,030,450, of which amount approximately 80% as mortgage for financing and 20% for tax proceedings. The composition of the assets by classes is shown below:

Book value of the collateral
2011
Land	99,342
Buildings and improvements	1,019,270
Machinery and equipment	1,138,995
Facilities	423,348
Furniture and fixtures	284,182
Vehicles and aircraft	17,891
Forests and reforesting	47,422

3,030,450

14	Intangible Assets

	2011	2010
Intangible assets with definite useful life
Expenses with software	33,237	36,402

Intangible assets with indefinite useful life (goodwill)
Avex S.A. and Dánica group	113,320	—
Avícola Industrial Buriti Alegre Ltda. - Goiáves	35,311	35,311
Big Foods Indústria de Produtos Alimentícios Ltda.	24,096	24,096
Empresa Matogrossense de Alimentos Ltda.	8,054	8,054
Excelsior Alimentos S.A.	8,051	8,051

	188,832	75,512

	222,069	111,914

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The consolidated movements of the intangible assets are presented below:

	Balance in 2010	Additions	Amortization	Business combination	Transfers	Balance in 2011
Cost
Goodwill	75,512	—	—	113,320	—	188,832
Software	147,092	8,876	—	462	6,777	163,207

	222,604	8,876	—	113,782	6,777	352,039

Accumulated amortization
Software	(110,690)	—	(18,367)	(362)	(551)	(129,970)

	111,914	8,876	(18,367)	113,420	6,226	222,069

The goodwill is based on an expectation of future profitability, supported by expert valuation reports prepared by a specialized consulting firm, after allocation in the identified assets. The analyses conducted have not shown the need to recognize an impairment related to these intangibles.

The remaining average useful life of the intangible assets with defined useful lives is of approximately 3 years. The total estimated amortization for the assets with defined useful lives is presented below:

Estimated amortization expenses

2012	15,494
2013	8,898
2014	3,923
2015	2,442
2016 onwards	2,480

33,237

The intangible assets classified as having indefinite useful lives are represented by goodwill, which after the initial recognition is measured by the cost, after deduction of any accumulated losses due to impairment.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Test of impairment of goodwill

For the purpose of testing the impairment, goodwill is allocated to the operating segments of the Company, which represent the lowest level within the Company at which the goodwill is monitored for management purposes. The combined book values of goodwill allocated to each unit on December 31, 2011 are shown below:

	2011	2010

Domestic market	75,512	75,512
Foreign market	113,320	—

	188,832	75,512

The test of impairment of the cash generating units was based on the value-in-use, determined based on the projection of cash flow discounted to present value.

Discounted cash flows were prepared based on the multi-annual budget (2012-2016) of the Company and growth projections up to 2021 (9.3% per annum up to 18.2% per annum), which in turn, are based on historical experiences and market projections of government agencies and associations, such as the United States Department of Agriculture (“USDA”), the Brazilian Pork Industry and exporter (“ABIPECS”), the Brazilian Pullet Producer Association (“APINCO”) and others. In the opinion of Management, the use of periods that exceed those quoted (5 years) in the preparation of discounted cash flows is adequate, as it reflects the estimated time of use of the groups of assets.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Management adopted the WACC (12.2% p.a.) as the discount rate for the development of discounted cash flows and also adopted the assumptions shown in the table below:

	2012	2013	2014	2015	2016	2017	2018-2021
GDP Brazil-BACEN (Brazilian Central Bank)	3.80%	4.50%	4.30%	4.60%	4.60%	4.60%	4.60%
World GDP - IMF	4.30%	4.50%	4.60%	4.40%	4.40%	4.40%	4.40%
IPCA (Amplified Consumer Price Index)	5.40%	4.50%	4.40%	4.30%	4.30%	4.30%	4.30%
CPI - IMF	1.60%	2.40%	2.40%	2.30%	2.30%	2.30%	2.30%
SELIC (Special System for Settlement and Custody)	10.70%	9.50%	9.50%	8.90%	8.90%	8.90%	8.90%

The rates presented above do not consider any tax effect (pre-tax).

Based on Management analyses performed during the fourth quarter of 2011, no adjustments for reduction in the balances of the assets to recoverable value were identified.

In addition to the above mentioned recovery analysis, Management drew up a sensitivity analysis considering the variations in the EBITDA margin and in the nominal WACC as presented below:

	Variations
Appreciation (depreciation)	3.0%	1.5%	0.0%	-1.5%	-3.0%
WACC	15.2%	13.7%	12.2%	10.7%	9.2%
EBITDA margin	15.6%	14.1%	12.6%	11.1%	9.6%

In none of the scenarios above considered, the Company determined the need to recognize an impairment provision to the intangible assets with indefinite useful life.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

15	Short-term debt

Current	2011	2010

Foreign currency - US$
Foreign Exchange Agreement Advance - ACC, with interest rate of 5.47% per year, assured by the exports	150,143	—

Others	—	178

	150,143	178

Local currency
Rural credit facilities with interest rate of 6.75% per year, aimed at financing the production of the integration system in swine and poultry raising, free of guarantees.	486,217	453,558

Working capital loans with interest of 13.50% p.a., free from guarantees.	—	544

Other financing with interest rate of 15.48% p.a.	134	85

	486,351	454,187

	636,494	454,365

The weighted average interest rate for the short-term debt shown on December 31, 2011, was of 6.10% per annum (6.89% per annum on December 31, 2010).

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Short-term portion of the long-term debt	2011	2010

Foreign currency - US$
Export financing consisting of Prepayment amounting to R$19,260, with 6-month LIBOR of 0.52% and interest of 1.75% per annum and facility aimed at incentive of foreign trade activities amounting to R$127,942, with average LIBOR of 1.03% and interest of 0.74% per annum, guaranteed by promissory notes or corporate guarantee.	147,202	103,218

Financing with interest rate of 0.77% to 15% per annum.	46,320	—

National Economic and Social Development Bank - BNDES, of which: FINEM (Venture Financing) amounting to R$41,809 subject to the weighted average of the foreign exchange variance of the currencies transacted by the BNDES - UMBNDES (BNDES Monetary Unit) and fixed interest of 2.18% per annum guaranteed by pledge certificate and real estate mortgage.	41,809	39,280

Funding in the International Capital Market through issuance of Bonds, to be paid in 2017, with interest of 6.88% per annum, with corporate guarantee.	3,224	2,864

	238,555	145,362
Local currency
National Economic and Social Development Bank - BNDES, credit facilities for investments and increment of exports, to wit: FINAME (Government Agency for Machinery and Equipment Financing) amounting to R$87 subject to TJLP (6% per annum in December 2011) and interest of 2% per annum, FINEM amounting to R$240,586 subject to TJLP and interest of 2.88% per annum guaranteed by pledge certificate, real estate mortgage and pre-shipping special BNDES Exim (Export/Import Credit) amounting to R$102,208, subject to TJLP and interest of 5.05% per annum.	342,881	409,194

Working capital loans with interest of 12.95% per annum, free of guarantees.	11,624	17

Northeast Constitutional Fund - FNE, payable from 2012 to 2021 with interest of 8.50% per annum, guaranteed by real estate mortgage and pledge of equipment.	4,050	3,641

Special Agricultural and Animal Raising Enhancement Program - PESA, subject to IGPM (General Market Price Index) variance and interest of 10.92% per annum, with corporate guarantee.	2,766	7,407

Other financing with interest rate of 4% to 15.48% per annum.	10,469	275

	371,790	420,534

Total of the short-term portion of long-term debt	610,345	565,896

Total current	1,246,839	1,020,261

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

16	Long-term debt

	2011	2010
Foreign currency - US$
Funding in the International Capital Market through issuance of Bonds, to be paid in 2017, with interest of 6.88% per annum, with corporate guarantee.	472,174	419,414

Export financing consisting of Prepayments in the amount of R$75,534 to be repaid in installments up to 2014, with 6-month LIBOR of 0.52% and interest of 1.75% per annum and facility aimed at incentive of foreign trade activities amounting to R$159,206, with average LIBOR of 0.74% and interest of 1.03% per annum, guaranteed by promissory notes or corporate guarantee.	234,740	311,122

National Economic and Social Development Bank - BNDES, payable from 2012 to 2019, of which: FINEM amounting to R$108,809 subject to the weighted average of the foreign exchange variance of the currencies transacted by the BNDES - UMBNDES and fixed interest of 2.18% per annum guaranteed by real estate mortgage and pledge certificate.	108,809	135,474

Financing with interest rate of 0.77% to 15.0% per annum.	48,383	—

	864,106	866,010

Local currency
National Economic and Social Development Bank - BNDES, credit facilities for investments and increment of exports, payable from 2012 to 2015, to wit: FINAME amounting to R$87 subject to TJLP (6% per annum in December 2011) and interest of 2% per annum, FINEM amounting to R$535,165 subject to TJLP and interest of 2.88% per annum guaranteed by pledge certificate, real estate mortgage and special pre-shipment BNDES Exim amounting to R$102,208, subject to TJLP and interest of 5.05% per annum, guaranteed by promissory notes and corporate guarantee.	637,460	1,042,429

Northeast Constitutional Fund - FNE, payable from 2012 to 2021 with interest of 8.50% per annum, guaranteed by real estate mortgage and pledge of equipment.	215,938	165,529

Special Agricultural and Animal Raising Enhancement Program - PESA, to be paid in installments from 2012 to 2020, subject to IGPM variance and interest of 10.92% per annum, with corporate guarantee and pledge of government bonds (CTN [National Treasury Certificate]).	181,389	175,969

Working capital loans with interest of 12.95% per annum, free of guarantees.	11,624	10,017

Fair value of financial guarantees assigned by financial institutions relative to third party loans related to integration projects and sustainability institute.	—	91,573

Other financing with interest rates from 4% to 15.48% per annum.	20,330	3,284

	1,066,741	1,488,801

	1,930,847	2,354,811

Current portion of long term debt	(610,345)	(565,896)

Total of the noncurrent	1,320,502	1,788,915

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

On December 31, 2011, the maturity of the noncurrent financing has the following composition:

Maturity
2013	274,337
2014	159,313
2015	86,749
2016	30,485
2017 onwards	769,618

1,320,502

17	Trade accounts payable

	2011	2010

Local suppliers
Third parties	1,144,763	870,605
Related parties	43,233	17,516

Foreign suppliers
Third parties	223,549	53,773
Related parties	25,327	27,549

	1,436,872	969,443

Accounts payable to suppliers are not subject to interest and are usually settled within 42 days.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

18	Leases

The Company is a lessee in a number of leasing agreements that can be classified as operational or financial leasing.

Operating leases

The minimum future payments of non-cancelable operational leasing agreements, in total and for each one of the following fiscal years, are presented below:

2012	282,122
2013	6,204

288,326

Finance leases

The Company enters into finance lease agreements principally for acquisition of machinery, equipment and vehicles. The Company entered into finance lease transactions for the acquisition of vehicles with the purpose to renew its fleet, thus increasing fixed assets and loans and financing by R$18,857.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The Company’s leased assets are presented below:

	Weighted Average rate -% p.a.	2011
Cost
Machinery and equipment		4,462
Vehicles		18,857

		23,319

Accumulated depreciation
Machinery and equipment	28.69	(3,200)
Vehicles	13.46	(715)

		(3,915)

		19,404

(*)	The period for depreciation of the leased assets corresponds to the lesser between the term of effectiveness of the agreement and the useful life of the asset.

The future mandatory minimum payments are segregated as shown below:

	Minimum payments present value	Interest	Minimum future payments

2012	11,517	1,291	12,808
2013	7,462	984	8,446

	18,979	2,275	21,254

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The clauses used in the agreements of both categories, as regards renewal, adjustment and purchase option, are practiced in the market. Furthermore, there are no contingent payment clauses or any relative to restrictions of distribution of dividends, payment of interest on equity or loans for additional funding.

19	Provisions for tax, civil and labor

The Company and its controlled companies have a number of proceedings in progress of a labor, civil and tax nature, resulting from the normal course of its businesses. The relevant provisions for contingencies were accrued for the proceedings where the possibility of loss was assessed as probable, based on estimates that are reviewed quarterly by the Company’s legal advisors.

The Company’s Management believes that the accrued provision for contingencies is sufficient to cover any losses with the judicial proceedings, as presented below:

	2011	2010

Tax proceedings	107,120	97,170
Labor proceedings	50,445	71,315
Civil proceedings	18,780	70,640

	176,345	239,125

The movements in the consolidated provision for contingencies are presented below:

	Balances in 2010	Additions	Reversals	Payments	Updating	Balances in 2011

Tax proceedings	97,170	20,844	(10,218)	(5,381)	4,706	107,120
Labor proceedings	71,315	37,291	(34,744)	(29,067)	5,650	50,445
Civil proceedings	70,640	625	(22,290)	(31,367)	1,172	18,780

	239,125	58,760	(67,252)	(65,815)	11,527	176,345

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Tax proceedings

The tax contingencies classified as probable losses relate mainly to the following proceedings:

i.	Income tax and social contributions

The Company recorded a provision of R$18,587 (R$23,233 in 2010), being: R$16,644 (R$15,294 in 2010) relative to income tax and social contribution on net income deriving from disallowed expenses and costs of assets and services, and R$1,943 (R$7,939 in 2010) for other provisions.

ii.	State Value-Added Tax on Goods and Services (ICMS)

The Company has been defending itself in a number of ICMS proceedings that total an amount of R$32,563 (R$32,667 in 2010), mainly related to customs clearance, debits deriving from accessory obligations, tax rate differentials and credits for materials used and consumed.

iii.	Other contingencies of a tax nature

The Company recorded a provision of R$55,970 (R$41,270 in 2010) related to the payment of Social Security Contribution, PIS (Social Integration Program), COFINS, Rural Social Contribution, Import Taxes and others.

The Company has other contingencies of a tax nature with a claimed amount updated on December 31, 2011 of R$2,904,760 (R$2,234,690 in 2010), which were assessed as possible losses by the legal advisors and by the Management of the Company, and thus no provision was accrued. These provisions are related mainly to the following:

i.	State Value-Added Tax on Goods and Services (ICMS)

Possible contingencies amounting to R$1,806,310 (R$1,373,414 in 2010); of which R$1,143,476 (R$840,257 in 2010) relative to questioning of ICMS credit deriving from tax incentives granted by the States (“tax war”); R$259,610 (R$186,875 in 2010) relative to maintenance of credits on products with reduction of the taxable base (food basket) and R$403,224 (R$346,282 in 2010) relative to other proceedings.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

ii.	IPI Premium Credit

The Company is involved in a judicial dispute related to the alleged undue offset of IPI Premium Credits against other federal taxes in a total amount of R$399,708 (R$387,348 in 2010). The Company recorded these credits based on a final judicial decision.

iii.	Others

Other proceedings amounting to R$698,742 (R$473,928 in 2010) related to social security contributions in the amount of R$127,377 (R$121,938 in 2010), income tax and social contribution and withholding income tax in the amount of R$307,344 (R$158,535 in 2010), PIS and COFINS in the amount of R$160,455 (R$104,330 in 2010), IPI in the amount of R$56,960 (R$54,994 in 2010) and others amounting to R$46,606 (R$34,131 in 2010).

Civil proceedings

Mainly correspond to proceedings involving claims for indemnity for losses and damages, including pain and suffering, deriving from on-the-job accidents and consumer relations.

The Company had on December 31, 2011 other contingencies of a civil nature with a claimed amount of R$129,805, which were assessed as possible losses by the legal advisors and by Management and, thus, no provision was accrued.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The Company and some of its current and former executives were named as defendants in five class actions suits arising from investors of American Depositary Receipts (“ADRs”) issued by Sadia and acquired in the period from April 30, 2008 to September 26, 2008 (Class Period). These claims were filed in the Southern District of New York federal court in the United States of America, seeking remediation in accordance with U.S. Securities Exchange Act of 1934 arising from losses on foreign exchange derivative contracts entered during the Class Period. By order of the U.S. court, the five class actions suits were consolidated into a single case (Class Action) on behalf of the Sadia’s investors group. During the second semester of 2011, the Company reached a final agreement with the plaintiffs homologated by the U.S. judicial authority and as a consequence settled the case with a payment of US$27,000, corresponding to a loss of R$50,068 recorded in other operating results in the statement of income. The Company understands that the likelihood of having new lawsuits related to this Class Action is remote.

Labor proceedings

The Company appears as defendant in a number of labor claims, mainly claiming for overtime, unhealthiness and dangerousness allowances, and there are no proceedings with relevant individual amounts. For the total amount discussed a provision was accrued in the amount of R$50,445, based on historical information, representing the best estimate for probable losses. In the opinion of Management and of its legal advisors the provision is sufficient to cover probable losses.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

20	Commitments

Commitments

The Company has purchase commitments for production purposes amounting to R$1,200,224 (R$1,188,747 on December 31, 2010), which will be performed by 2024, according to the disbursement timeline below:

	Packaging	Power	IT	Railway freight	Total

2012	29,304	123,302	2,023	2,000	156,629
2013	—	133,800	539	2,000	136,339
2014	—	118,780	—	1,000	119,780
2015	—	118,780	—	—	118,780
2016	—	118,780	—	—	118,780
2017 to 2024	—	549,916	—	—	549,916

	29,304	1,163,358	2,562	5,000	1,200,224

Corporate and operational guarantees

a.	The Company is a corporate guarantor for loans entailed to a special program aimed at regional development of animal raising farmers located in the central region of the country. These loans are used to improve the conditions in the farms of these animal raisers and will be paid over 10 years, having as guarantee a mortgage certificate for the property and equipment acquired by the farmer. The amount of these corporate guarantees on December 31, 2011 totaled R$509,450 (R$562,474 on December 31, 2010).

b.	The Company is a corporate guarantor for a loan obtained by the Sadia Institute of Sustainability with the National Economic and Social Development Bank - BNDES. This loan is aimed at implementation of biodigesters on the properties of farmers that are participants of the Sadia integration system, within the scope of the “3S Sadia Sustainable Swine Raising” program, aiming at a mechanism of clean development and reduction of emission of carbon gas. The amount of these corporate guarantees on December 31, 2011 totaled R$79,893 (R$83,899 on December 31, 2010).

c.	The Company contracted bank guarantees amounting to R$271,392 pledged as guarantee in judicial proceedings discussing the use of tax credits. These guarantees have an average cost of 1.20% p.a., and 90% of them are contracted with prime banks.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

21	Stock purchase options plan

On March 31, 2010, on the terms approved by the Shareholders’ Meeting of BRF - Brasil Foods S.A., the BRF shareholders approved the migration of the options granted and not yet exercised by the executives of the Company, corresponding to the plan that existed in Sadia S.A. prior to the joint venture, to a new plan that is to be assumed by BRF, which will maintain all of the characteristics and conditions of the previous plan.

Management of the plan is carried out by a Management Committee, consisting of the President and Chief Executive Officer, jointly with the Human Resources Committee of the Board of Directors.

The price for exercise of the purchase options does not contemplate any kind of discount and will be determined based on the average amount of the quote of the share in the last three trading room sessions of the São Paulo Stock Exchange (Grant date), restated by the National Consumer Price Index - INPC accumulated from the date of the grant to the date of exercise of the option. The vesting period during which the participant may not exercise the purchase of the stock will be of three years counting from the date of grant of the option. The participant may exercise his/her options fully or partially, in shares issued by BRF - Brasil Foods S.A. after the vesting period, within a maximum of 2 years, whereby upon expiration of such period he/she will lose the right to the non-exercised options.

The composition of the options granted and the activity occurred are shown below:

Date			Quantity		Price of converted shares Share price
Grant date	Beginning of the fiscal year	End of the fiscal year	Granted options	Outstanding options	Grant date	Updated – INPC (National Consumer Price Index)	December 31, 2012

09/27/2007	09/27/2010	09/27/2012	1,329,980	486,780	37.70	47.56	36.42

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Movements 2011

Outstanding options as of December 31, 2010	893,748

Exercised	(202,160)
Canceled	(204,808)

Outstanding options as of December 31, 2011	486,780

During the fiscal year ended December 31, 2011, the executives of the Company exercised 202,160 stock options at an average price of R$27,85, amounting to R$5,630, which were paid with treasury shares of BRF – Brasil Foods S.A. in the controlling company.

The fair value of the stock options was measured indirectly using the Black-Scholes pricing model, based on the following assumptions:

	12.31.11	12.31.10

Expected maturity of the option:
Exercise in the 1st year	3.0 years	3.0 years
Exercise in the 2nd year	3.5 years	3.5 years
Exercise in the 3rd year	4.0 years	4.0 years
Risk-free interest rate	6.6%	6.6%
Volatility	41.2%	41.0%
Expected dividends over shares	1.1%	1.1%
Expected inflation rate	4.6%	5.0%

21.1	Expected period

The expected period is that in which it is believed that the options will be exercised and was determined under the assumption that the beneficiaries will exercise their options at the limit of the maturity period.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

21.2	Risk-free interest rate

The Company uses as a risk-free interest rate the National Treasury Bond (“NTN-B”) available on the date of calculation and with maturity equivalent to the life of the option.

21.3	Volatility

The estimated volatility took into account the weighting of the trading history of BRF and of similar companies in the market, considering the unification of Perdigão and Sadia under code BRFS3.

21.4	Expected dividends

The percentage of dividends used was obtained based on the average payment of dividends per share in relation to the market value of the shares, for the past four years.

22	Shareholders’ equity

a.	Capital stock

The subscribed and paid-in capital stock is represented on December 31, 2011 and 2010 by 1,673,567,393 shares with no par value, of which 627,446,951 are common shares and 1,046,120,442 are preferred shares, all of them having the same rights and advantages. The activity of the capital stock is demonstrated below:

			Amount of shares	Capital stock

Capital stock on December 31, 2009			672,950,712	2,000,000
Capital increase with issuance of shares	(i	)	1,000,616,681	2,973,817

Capital stock on December 31, 2010 and December 31, 2011			1,673,567,393	4,973,817

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

(i)	On May 19, 2010, the shareholders approved in a Special Shareholders’ Meeting an increase of capital stock from R$2,000,000 to R$4,973,817, with the issuance of 375,146,951 common shares and 625,469,442 preferred shares.

b.	Profit reserves

Legal reserve

Accrued with 5% of the net income assessed in each fiscal year, on the terms of Article 193 of Law No. 6404/76, up to a limit of 20% of the capital stock.

Reserves for increase of capital

Accrued with 20% of the net income of the fiscal year until it reaches 20% of capital stock.

Reserve for expansion

Accrued with up to 50% of the net income for the fiscal year to fulfill the expansion plans, until reaching a limit of 80% of capital stock.

c.	Equity accounting adjustments

The reserve for equity accounting adjustments includes the actuarial gains or losses of the pension plan and other employee benefits.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

d.	Remuneration to the shareholders

The By-Laws determine the distribution of a minimum dividend of 25% of the net income for the fiscal year, adjusted on the terms of the law. Management used the income for the fiscal year after deduction of a portion paid in the form of interest on equity for absorption of the accumulated losses. The Company distributed interest on equity calculated based on the Long-Term Interest Rate - TJLP applicable in the fiscal year, according to the schedule below:

	2011		2010

Net income for the fiscal year		727,290		682,737
Legal reserve		(36,365)		(34,137)

Calculation base		690,925		648,600

Distribution to the shareholders
Interest on capital stock as dividends		97,750		179,962
Taxes (IRRF) on interest on capital stock		17,250		31,758

Total remuneration to the shareholder		115,000		211,720

Percentage in relation to the calculation base		16.64%		32.64%

Interest on capital stock per lot of one thousand of shares
Common and preferred shares	R$	0.06	R$	0.11

e.	Equity value

The Company received from its controlling company BRF - Brasil Foods S.A. a prepaid capital contribution in fiscal years 2011 and 2010 the amounts of R$277,712 and R$759,000, respectively. As Sadia is wholly owned by BRF - Brasil Foods, there was no non-controlling interest´s impact. Subsequent to year-end, the contributions were formally fully capitalized and no shares were issued. The equity value on December 31, 2011 was of R$2.92 per share (R$2.40 on December 31, 2010).

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

23	Subventions and tax incentives

Subventions for investment through tax exemption or reduction

The Company has ICMS subventions for investments granted by the governments of the states of Goiás, Pernambuco, Mato Grosso and Bahia. These tax incentives are directly related to the operation of production units, generation of jobs and social and economic development in the relevant states, and are booked under sales taxes.

On December 31, 2011, the amounts for subvention for investment in the Company totaled R$48,281, which was used to absorb the accumulated losses, thereby not included in the balance of the reserve for tax incentives, as provided in applicable tax legislation.

The total tax incentives are related to the following state programs:

•	Development Program of the State of Pernambuco (“PRODEPE”)

The program intends to attract and promote investments in industrial activity and wholesale trade of Pernambuco, by granting tax and financial incentives, becoming effective in accordance to the current legislation. The total amount of the incentive recognized in the results for the fiscal year was R$25,942.

•	Program for Industrial and Commercial Development of Mato Grosso (“PRODEIC”)

The program has the purpose of leveraging the development of economic activities defined as strategic and designated to the priority production of goods and services in the State, considering social and environmental aspects, in order to improve the Human Development Index (“IDH”) and the social welfare. The total amount of the incentive recognized in the results for the fiscal year was R$22,340.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

24	Sales revenue

	2011	2010

Income from sale of products
Sales in the domestic market	9,621,773	8,264,650
Sales in the foreign market	5,783,252	4,892,124

	15,405,025	13,156,774

Deduction from gross revenue
Taxes on revenue	(1,686,175)	(1,515,930)
Returns and abatements	(311,036)	(196,509)

	(1,997,211)	(1,712,439)

25	Expenses with compensation and benefits to employees

	2011	2010

Wages	1,393,572	1,159,975
Social security cost	312,008	280,169
Government Severance Indemnity Fund for Employees - FGTS	86,705	78,147
Medical care	67,401	73,400
Private retirement plan	4,374	3,839
Profit sharing	83,067	44,797
Other benefits	178,137	159,186

	2,125,264	1,799,513

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

26	Other operating income (expenses)

	2011	2010

Income
Pension plan	51,852	59,875
Expenses recovery	54,366	19,224
Scrap sale	4,681	—
Tax recovery (REFIS) plan	8,100	—
Insurance indemnity	19,072	—
Concession of trademarks	4,146	—
Other income	7,386	20,942

	149,603	100,041
Expenses
Net loss with disposal of fixed assets	(2,856)	(14,092)
Class actions	(61,201)	—
Costs with loss	(22,555)	—
Costs with idleness	(48,158)	(68,573)
Projects cancelation	—	(3,078)
Employees profit sharing	(83,067)	(44,797)
Agreements indemnity	(49,514)	(26,463)
Employees benefits	—	(27,298)
Provision for loss with ICMS in Paraná	(25,696)	—
Contingency agreement RS	(6,281)	—
Provision for contingencies	(11,671)	—
Rede Eletronorte	(6,027)	—
Tax penalty	(7,675)	—
Tax recovery (REFIS)	(4,835)	—
Other expenses	(38,797)	(8,344)

	(368,333)	(192,645)

	(218,730)	(92,604)

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The Company grants to its employees participation in the results, related to the profit sharing plans, which are bound to achievement of specific objectives established and agreed at the beginning of each year. These programs were approved by the Board of Directors of the Company and are included in the collective bargaining agreements established with the pertinent Union Entities.

27	Financial income (expenses)

	2011	2010

Financial expenses
Interest from financings	(167,524)	(224,007)
Negative result from investment funds	—	(2,670)
Liability monetary variations	—	(32,049)
Foreign exchange variation on financial liabilities	—	(42,251)
Foreign exchange variation on other liabilities	(227,033)	—
Foreign exchange variation on investments abroad	—	(18,280)
Interest on intragroup operations	—	—
Financial charges and banking fees	(20,290)	(35,616)
Others	(68,696)	(51,662)

	(483,543)	(406,535)

Financial income
Interest on financial applications	52,970	40,639
Active monetary variations	—	7,488
Foreign exchange variations on financial assets	15,796	12,030
Active foreign exchange variation on loans	4,371	—
Foreign exchange variation on other assets	30,569	—
Foreign exchange variation on investments abroad	72,590	—
Guarantees cost reversal	18,079	15,053
Interest on operations with third parties	19,767	31,654
Discounts for advance payments	10,439	12,023
Others	14,518	27,422

	239,099	146,309

	(244,444)	(260,226)

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

28	Income tax and social contribution

The income before the provision for income tax and social contribution was formed as follows:

	2011	2010

Domestic	625,017	701,208
Foreign	457,682	191,126

	1,082,699	892,334

The expense with income tax and social contribution in the result of the fiscal year is shown below:

	2011	2010

Domestic
Current	(23,914)	(121,329)
Deferred	(330,147)	(78,517)

	(354,061)	(199,846)

Foreign
Current	(7,225)	(10,148)
Deferred	3,235	773

	(3,990)	(9,375)

	(358,051)	(209,221)

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The corporate income tax (IRPJ) and the social contribution (CSLL) were calculated at the current rates and the conciliation of the income tax and social contribution is shown below:

	2011	2010

Income before income tax, social contribution and interests	1,082,699	892,334

IRPJ and CSLL at nominal rate - 34%	(368,117)	(303,394)

Adjustment made for determining the effective rate
Income from companies abroad	145,211	58,553
Interest on equity	39,100	71,985
Foreign exchange variation on investment abroad	21,339	(6,215)
Donations and subsidy for investments	13,956	(1,180)
Equity accounting income	9,908	—
Previous fiscal years adjustment	7,302	(6,453)
REFIS benefit	2,754	—
Stock option plan	393	822
Bonus grants	(603)	(2,345)
Interest provision – Law No. 12249 - art. 25	(1,183)	(3,689)
Transfer pricing adjustment	(1,921)	(422)
Debt release	(13,456)	—
Provision for loss in the realization of tax losses	(215,205)	—
Others	2,471	(16,883)

Effective income tax and social contribution	(358,051)	(209,221)

Income tax returns in Brazil are subject to review by the tax authorities for a period of five years from the date of the return. The Company may be subject to additional collection of taxes, penalty fines and interest as a result of such reviews. The results assessed in the subsidiaries abroad are subject to tax levy in those countries in accordance with the local tax rates and rules.

The Company has a subsidiary abroad where, on account of an applicable tax treaty, the profits generated by the subsidiary are levied for tax when effectively distributed. As the Company intends to reinvest the profits of this subsidiary abroad, no record is made for deferred income tax.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

29	Management of risks and financial instruments

General overview

In the normal course of its business the Company is exposed to market risks related mainly to fluctuation of exchange and interest rates, prices of commodities and credit risks. The Company may use hedging financial instruments to minimize its exposure to such risks, based on a Financial Risk Management Policy (“Risk Policy”) under administration by the Financial Risk Management Committee, the Executive Board and the Board of Directors. This policy includes monitoring of the levels of exposure to each market risk and its measurement is carried out based on analyses of accounting exposures and forecast of future cash flows. The policy establishes limits for decision-taking and use of financial instruments with the purpose of:

i.	Hedging the exposure to interest rate variances;

ii.	Hedging the foreign exchange exposure of debts and cash flow; and

iii.	Hedging the exposure to the variance of commodity prices.

The Board of Directors has an essential role in the structure for management of financial risks acting as the body responsible for approval of the risk policy. Furthermore, it defines the limits of tolerance to the various risks identified as acceptable for the Company on behalf of its shareholders.

The Executive Board is responsible for assessment of the positioning of the Company for each identified risk, following the guidelines issued by the Board of Directors, as well as by the approval:

i.	Of the action plans defined for alignment of the risks with the limits of tolerance;

ii.	Of the performance indicators to be used for management of risks;

iii.	Of the global limits; and

iv.	Of the appraisal of enhancements of the risk policy.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The Financial Risk Management Committee is responsible for conduction of the Risk Policy, which occurs by means of supervision of the risk management process, of the planning and verification of the impacts of the decisions implemented, as well as of assessment and approval of the hedging alternatives and monitoring of the levels of exposure to the risks, so as to ensure compliance with the Policy.

The Risks Management has as a primordial task the monitoring, assessment and communication of the financial risks incurred by the Company, and among such tasks the following are highlighted:

i.	Continual analysis of the adequacy of the risk policy, ensuring that the contracting of instruments for protection against risks is within the established limits;

ii.	Preparation of reports;

iii.	Assessment and presentation of alternatives for mitigation of risks; and

iv.	Modeling and appraisal of the exposures.

The tasks mentioned above are carried out with the purpose of evidencing and informing Management on the magnitude of the risks and corresponding hedging, while presenting their potential impacts.

In the Risk Policy the strategies to be adopted are determined, and based on it Management contracts equity protection instruments (hedges), which are approved based on limits of authority. The Board of Directors, the Executive Board and the Financial Risk Management Committee have different limits of authority that are pre-established in this Policy.

The Policy does not authorize the Company to contract leveraged transactions in derivative markets, and also determines that individual hedging (notional) transactions are limited to 2.5% of the stockholders’ equity of the Company.

The inclusion and updating of transactions are recorded on operational systems, with the proper segregation of functions, and are validated by the back-office and monitored daily by Risks Management.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

In view of the purpose of the hedging transactions of reducing the risks and the uncertainties to which the Company is exposed, the results obtained in the fiscal year fulfill the established objectives.

Management of interest rates risk

The interest rates risk is the risk that the Company could incur economic losses due to adverse changes in the interest rates, which can be caused by factors related to economic crises and/or alteration of the monetary policy in the local and external market, etc. This exposure mainly refers to the changes in market interest rates that affect the liabilities and assets of the Company that are indexed to the London Interbank Offered Rate (LIBOR), the Long-Term Interest Rate (TJLP), the National Economic and Social Development Bank Monetary Unit (UMBNDES) or the Interbank Deposit Certificate (CDI), as well as any positions that are pre-pegged to any one of the abovementioned indicators that could cause unrealized and/or realized losses (early settlement) originated from assessment of the fair market value (marked-to-market).

The Company’s Risk Policy does not restrict the exposure to the various interest rates and also does not establish limits between pre- or post-established rates.

The Company continually monitors the market interest rates aiming at assessing the possible need for contracting transactions with the purpose of protection against the volatility of such rates.

The Company seeks to maintain a stable ratio between its short and long-term indebtedness, maintaining a larger portion in long-term.

The indebtedness is essentially pegged to the LIBOR, fixed coupon (“R$ and USD”), TJLP and UMBNDES rates. Upon occurrence of adverse alterations in the market that result in a rise of the LIBOR, the cost of post-established indebtedness rises and on the other hand the cost of pre-established indebtedness lowers. The same consideration is also applicable to the TJLP and the UMBNDES.

As for the short-term investments of the Company, the principal indicator is the CDI for transactions in the local market and the fixed coupon (“USD”) for transactions in the foreign market. Seen that if a rise of the CDI occurs, the results become favorable, while upon occurrence of a drop the results become unfavorable.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Management of the foreign exchange risk

The foreign exchange risk is the risk that alterations of the exchange rates for foreign currency could cause the Company to incur unexpected losses, leading to reduction of the values of the assets or increase of the values of the obligations. The principal exposures to which the Company is subject, relative to foreign exchange variances, concern the fluctuation of the US dollar and also of the Euro and Pound Sterling in relation to the Real.

The objective of the Company’s Risk Policy is of protecting itself from excessive exposure to the risks of foreign exchange variances, balancing its assets not denominated in Reais with its obligations not denominated in Reais, thereby protecting the Company’s balance sheet. The Company does not have any outstanding derivative contracts.

Assets and liabilities denominated in foreign currency are described as shown below:

	2011		2010
	Short	Long	Short	Long
	term	term	term	term

Assets and liabilities in foreign currency
Cash and cash equivalents	400,326	—	393,249	—
Financial investments	—	—	45,723	—
Trade receivables, net	829,590	—	516,721	—
Suppliers	(223,548)	—	(53,773)	—
Loans and financing	(388,698)	(1,192,487)	(145,540)	(1,208,164)

	617,670	(1,192,487)	756,380	(1,208,164)

The total book exposure of the Company on December 31, 2011 of US$306,438 thousand is within the limit established by the Risk Management Policy.

The Risk Policy aims at protecting the operating revenues and costs that involve transactions deriving from commercial activity, such as export estimates and purchases of raw materials, using hedging instruments with a main focus on the protection of its projected cash flow denominated in foreign currency.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

With the purpose of conducting an active management and following the Risk Policy, the Company carries out daily monitoring through reports issued by the Risk Management of the cash flow needs and of the foreign exchange exposure.

Determination of the fair value of financial instruments

The estimated fair value of the financial instruments contracted by the Company was determined by means of information available in the market of adequate assessment methodologies. However, judgment was required for construal of the market data to produce the estimate of the fair value of each transaction. As a consequence, the estimates below do not necessarily indicate the amounts that will effectively be realized upon financial settlement of the transactions.

The Company used the following methods and assumptions to estimate the disclosure of the fair value of its financial instruments on December 31, 2011 and 2010.

Cash and cash equivalents

The book values of the cash and cash equivalents recorded in the balance sheet are close to the relevant fair values.

Short-term financial investments

The fair value of the short-term financial investments is estimated based on the market quotes of comparable contracts or future cash flows. For investments in shares the market values were obtained based on the quotes of the stock exchange.

Accounts receivable and accounts payable

The book values of accounts receivable and of accounts payable recorded in the balance sheet are close to their relevant fair values.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Short-term and long-term loans and financing

The market values of the loans and financing were calculated based on their present value assessed by the future cash flows and using interest rates that are applicable to instruments of similar nature, terms and risks, or based on the market quotes for such instruments. The market values of the BNDES financing transactions were considered as being identical to the outstanding accounting balances, since there are no similar instruments with comparable maturities and interest rates.

The fair values were estimated on the date of the financial statements, based on “relevant market information”. Changes in the assumptions and alterations in the financial market transactions could significantly affect the estimates presented.

The table below shows the book values and the estimated fair values of the financial instruments of the Company on December 31, 2011 and 2010. The fair value of a financial instrument is the amount by which the instrument could be transacted currently between interested parties.

	2011		2010
	Book value	Fair value	Book value	Fair value

Cash and cash equivalents	442,031	442,031	435,911	435,911
Financial investments - Local currency	346,221	346,221	342,544	342,544
Financial investments - Foreign currency	—	—	45,723	45,723
Accounts receivable	1,751,729	1,751,729	1,362,145	1,362,145
Loans and financing - Current	1,246,839	1,246,839	1,020,261	1,018,856
Loans and financing - Non-current	1,320,502	1,457,727	1,788,915	1,790,484
Loan agreement	566,936	566,936	487,516	487,516
Suppliers	1,436,872	1,436,872	969,443	969,443

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Specifically as to the disclosure, the Company applies the hierarchical requirements, which involves the following risks:

•

The valuation at 3 levels of hierarchy for measurement of the fair value is based on the observable and non-observable inputs. Observable inputs reflect the market data obtained from independent sources, while the non-observable inputs reflect market assumptions used by the Company. These two types of input create the hierarchy of the fair value presented below:

•	Level 1 – Prices quoted for identical instruments in active markets;

•	Level 2 – Prices quoted in active markets for similar instruments, prices quoted for identical or similar instruments in inactive markets and models of valuation for which the inputs are observable;

•	Level 3 – Instruments whose significant inputs are non-observable.

The hierarchy of valuation of the consolidated financial assets of the Company, booked by their fair value on December 31, 2011, is shown below:

	2011
	Level 1	Level 2	Level 3	Total

Assets
Securities available for sale of CP	59,091	217,110	—	276,201

Total assets	59,091	217,110	—	276,201

A description is presented below of the valuation methodologies used by the Company for the financial instruments measured at fair value:

•

Investments in financial assets in the categories of financial treasury bills (“LFT”) and of funds for financial investment are classified under Level 1 of fair value hierarchy, as the mentioned quotes are available in an active market.

•

The investments in financial assets in the category of bank deposit certificates (“CDB”) are classified in Level 2, as the form for valuation at fair value occurs through the price quotes for similar financial instruments in inactive markets.

Credit management

The Company is potentially subject to credit risk related to Trade accounts receivable and short-term financial investments. The Company limits its risk associated with these financial instruments by allocating them to financial institutions selected by criteria of rating classification and maximum percentage of concentration by counterparties.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The concentration of credit risk of accounts receivable is minimized due to the pulverization of the customers’ portfolio and granting of credit to customers with good financial and operating indexes. Normally the Company does not require guarantees for term sales, however it contracts a credit insurance policy for specific markets.

Management of liquidity risk

The management of liquidity risk aims at minimizing the impacts caused by events that could jeopardize the Company’s performance under the cash perspective.

The Company has identified the principal market risk factors associated with future cash flows that could jeopardize its liquidity, and calculates the Cash Flow at Risk (“CFAR”) for a period of 12 months with the purpose of identifying the potential cash deviations of its projections. The Company’s Management defined that the minimum amount of its cash and cash equivalents must principally consider the monthly average billings and EBITDA for the last 12 months.

The allocation of the short-term investments among the counterparties is conservative and aims at liquidity and profitability, avoiding concentration by counterparty.

The Company maintains levels of indebtedness so as to not jeopardize its capability of payment and of investments. As a guideline, the highest percentage of indebtedness must be for the long term. On December 31, 2011, the long-term indebtedness was of 47% with an average term of more than 3 years.

Management of commodity price risk

In the normal course of its operations, the Company purchases commodities, mainly corn, soybean meal and live swine, the major individual components of the production costs.

The prices of corn and of soybean meal are subject to the volatility that results from climatic conditions, harvest yields, transportation costs, warehousing costs, government agricultural policy, exchange rates and the prices of such commodities in the international market, among other factors. The prices of the swine acquired from third parties are subject to market conditions and are influenced by the internal availability and the levels of demand in the international market, among other aspects.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The Risk Policy establishes limits for protection of the flow of purchase of corn and soybean meal, aiming at reducing the impact of a price increase for these raw materials, and for this purpose may use derivative instruments or apply inventory management. Presently, it uses as an instrument of protection exclusively the management of its inventory levels.

Financial Indebtedness

	2011			2010
	Currency			Currency
	Local	Foreign	Total	Local	Foreign	Total

Asset
Cash and cash equivalents	41,705	400,326	442,031	42,662	393,249	435,911
Financial investment	276,201	—	276,201	281,567	45,723	327,290

Total current	317,906	400,326	718,232	324,229	438,972	763,201

Non-current investments	70,020	—	70,020	60,977	—	60,977

Total asset	387,926	400,326	788,252	385,206	438,972	824,178

Liability

Current financing	858,141	388,698	1,246,839	874,721	145,540	1,020,261

Financing	694,951	625,551	1,320,502	1,068,267	720,648	1,788,915
BRF loan agreement	—	566,936	566,936	—	487,516	487,516

Total non-current	694,951	1,192,487	1,887,438	1,068,267	1,208,164	2,276,431

Total liability	1,553,092	1,581,185	3,134,277	1,942,988	1,353,704	3,296,692

Net financial debt	(1,165,166)	(1,180,859)	(2,346,025)	(1,557,782)	(914,732)	(2,472,514)

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

30	Insurance

The Company and its controlled companies adopt a policy of contracting insurance at levels that Management considers adequate to cover the risks deriving from insurance losses incurred by its assets. Due to the multi-location characteristics of the operations, Management contracts its policies with stop loss limits for one same event, with amounts calculated based on inspections of risks and potential losses. The contracted policies enable coverage against fire, general civil liability, windstorms, disturbances and electrical damages, as well as product transportation insurance, personal injury and vehicle damages. The amount currently insured assures full coverage of the Company’s fixed assets.

Due to their nature, the assumptions and risks adopted are not part of the scope of an audit and, as a consequence, were not audited by our independent auditors.

31	Private pension plan and other employee benefits

a.	Defined benefit plan

The Company sponsors a retirement benefits plan under the defined benefit category, aimed at its employees and administrated by the “Attilio Francisco Xavier Fontana” Foundation.

The retirement supplementation benefit is defined as being the difference between (i) the benefit wage (restated average of the last 12 updated participations wages, limited to 80% of the last participation wage); and (ii) the amount of the retirement benefit paid by the official social security system. The supplementation benefit is adjusted annually by the National Consumer Price Index - INPC.

The actuary system adopted is of capitalization for the retirement and pension supplementations and of simple sharing for the medical assistance supplementations. The Company’s contribution is based on a percentage applied on the payroll of the active participants, according to a costing plan annually prepared by independent actuaries and approved by the Higher Council of the “Attilio Francisco Xavier Fontana” Foundation.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

According to a statutory provision of the Foundation, the sponsoring companies are co-liable for the obligations contracted by the entity with its participants and dependents, each one in proportion to the number of their employees and administrative officers enrolled in the benefits plan.

Information relative to the actuarial calculation of the defined benefit plan and other employee benefits is shown below:

	Pension plan		Other benefits
	2011	2010	2011	2010

Actuarial asset composition
Current amount of the actuarial obligations	(1,377,828)	(1,164,878)	(153,329)	(164,095)
Fair value of the assets of the plan	1,897,731	1,768,947	—	—
Non-recognized surplus	(519,903)	(604,069)	—	—

Net actuarial (asset)/liability	—	—	(153,329)	(164,095)

Reconciliation to the present value of the obligations
Obligations amount at the beginning of the year	(1,164,878)	(938,973)	(164,095)	(143,766)
Gross current service cost (with interest)	(28,065)	(22,851)	(11,980)	(10,726)
Interest on actuarial obligations	(115,980)	(108,261)	(16,156)	(16,242)
Previous service cost	—	—	(3,440)
Benefits paid during the year	58,718	54,707	10,563	15,040
Obligations - (Profit)/loss	(127,623)	(149,500)	31,779	(8,401)

Obligations amount at the end of the year	(1,377,828)	(1,164,878)	(153,329)	(164,095)

Assets fair value reconciliation
Assets fair value at the beginning of the year	1,768,947	1,570,285	—	—
Plan’s expected income	195,898	190,987	—	—
Benefits paid during the year	(58,718)	(54,707)	(10,563)	(15,040)
Participants’ contributions	—	—	—	—
Sponsor’s contributions	—	—	10,563	15,040
Actuarial profit (loss)	(8,396)	62,382	—	—

Assets fair value at the end of the year	1,897,731	1,768,947	—	—

Cost recognized in the result
Current service cost	(28,065)	(22,851)	(11,980)	(10,726)
Interest on actuarial obligations	(115,980)	(108,261)	(16,156)	(16,242)
Profit (loss)	—	—	14,951	(330)
Previous service cost	—	—	(3,440)	—
Plan’s expected income	195,898	190,987	—	—

Cost amount recognized in the result	51,853	59,875	(16,625)	(27,298)

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

	Pension plan		Other benefits
	2011	2010	2011	2010

Recognition in comprehensive results:
Balance at the beginning of the fiscal year	(59,875)	(27,992)	(8,071)	(6,930)
Reversal to accumulated results	59,875	27,992	8,071	6,930
Recognized profits (losses)	(136,019)	(87,118)	1,828	(8,071)
Effect of asset’s limits recognition	84,166	27,243	—	—

Recognized amount in comprehensive results	(51,853)	(59,875)	1,828	(8,071)

Cost estimate for the following fiscal year
Current service cost	(32,547)	(28,065)	(7,282)	(11,980)
Interest on actuarial obligations	(137,741)	(115,980)	(15,141)	(16,155)
Return expectation of the plan’s assets	220,144	195,898	—	—

Estimate amount for the following fiscal year	49,856	51,853	(22,423)	(28,135)

Actuarial premises adopted in the calculation
Nominal discount rate - actuarial obligation	10.25%	10.24%	10.24%	10.24%
Assets’ expected nominal profit rate	11.28%	11.28%	—	—
Estimated index of wages nominal raise	6.59%	6.08%	6.59%	6.08%
Inflation rate	4.00%	4.00%	4.00%	4.00%
General biometric mortality table	AT2000	AT2000	AT2000	AT2000
Disability commencement biometric table	IAPC Company’s Background 55 years, 10 years of service and eligibility to INSS
Expected turnover rate
Retirement commencement probability

The demographic data of the pension plan are presented below:

	2011		2010

Active participants		10,781		11,472
Self-sponsored participants		968		869
Direct proportional benefit participant		50		37
Beneficiary participants		4,714		4,563
Contributions from the sponsor	R$	1,533	R$	1,255

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The actuarial asset was not recognized in the sponsor’s financial statements. The composition of the pension plan investment portfolio is presented below:

	2011		2010
	Amount	%	Amount	%

Fixed-income segment	1,527,676	79	1,415,315	79
Variable income segment	224,459	12	225,842	12
Structured investments segment	20,301	1	11,566	1
Real Estate segment	133,621	7	136,316	7
Segment of transactions with participants	11,600	1	10,829	1

	1,917,657	100	1,799,868	100

Fixed-income segment
National Treasury Notes	761,443	50	611,006	43
Financial Treasury Bills (LFT)	—	—	69,972	5
Bank Deposit Certificates (CDB)	47,234	3	61,667	4
Financial Bills	65,578	4	36,049	3
Time deposits special guarantees	30,039	2	10,016	1
Shares in open investment funds	43,601	3	13,541	1
Shares in exclusive investment funds	579,781	38	613,064	43

	1,527,676	100	1,415,315	100

Variable income segment
Shares - Spot market	82,605	37	61,891	27
Shares in open investment funds	9,403	4	10,014	5
Shares in exclusive investment funds	132,451	59	153,937	68

	224,459	100	225,842	100

Structured investments segment
Shares in open investment funds	16,874	83	10,156	88
Shares in closed investment funds	3,427	17	1,410	12

	20,301	100	11,566	100

Real Estate segment
Properties for own use	—	—	1,908	1
Properties leased to sponsors	85,881	64	125,742	92
Properties leased to third parties	8,097	6	5,223	4
Rights in properties disposal	39,643	30	3,443	3

	133,621	100	136,316	100

Segment of transactions with participants
Simple loans	11,600	100	10,829	100

	11,600	100	10,829	100

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The investments strategy adopted by the Attilio Francisco Xavier Fontana Foundation concerning the pension plans sponsored by the Company is of maximizing the return rates on the assets of the plans, with an acceptable risk level, so as to minimize the cost of the benefits and at the same time maintain adequate costing levels. This investment strategy is reviewed annually. The current strategic targets are maintaining a pension assets portfolio consisting of 12% of equity instruments, 80% of debt instruments (comprising mainly fixed and variable income funds) and 7% of real estate property. The assets portfolio of the plan does not include derivative financial instruments or forwards hedging.

The actual return rate of the assets in fiscal year 2010 was of 6.67%, considering that the nominal return rate of the assets of the resources that guarantee the benefits plan (13.57%) was deflated by the 6.47% variance of the INPC (actuarial index of the Plan).

b.	Defined contribution plan

As from January 1, 2003 the Company began to offer a benefits plan under the defined contribution category managed by an open supplementary pension plan entity, for all of the employees admitted by Sadia and its controlled companies. The costing of the plan is similar to the monthly basic (mandatory) contribution, the Company portion of which is equivalent to that contributed by the employee according to contributions scale based on salary ranges, which vary from 1.5% to 6% of the relevant remuneration, with observance of a cap contribution that is updated annually. Since January 1, 2007 the basic contributions conferred by the Company relate exclusively to the employees enrolled in the plan that earn salaries of more than R$1,800.00. The contributions made by the Company totaled on December 31, 2011 and 2010, R$3,933 and R$2,583, respectively. On December 31, 2011 the plan had 1,361 participants (1,501 participants on December 31, 2010).

c.	Other employee benefits

The Company has a human resources policy of offering the following benefits, in addition to the Private Pension Plan:

•	Payment of the Government Severance Indemnity Fund for Employees penalty fine upon retirement of the employee;

•	Medical plan;

•	Payment of a time of service award;

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

•	Payment of indemnity due to termination;

•	Payment of indemnity due to retirement;

These benefits are payable in one single installment, and the amounts are assessed by means of an actuarial calculation and recorded in the results for the fiscal year.

Medical plan

The Company recorded the obligation deriving from Law No. 9.656 and Supplementary Health Council Resolution No. 21/99, which assures for retired collaborators who contributed to the health plan on account of their employment relationship for a minimum period of 10 years, the right of being maintained as beneficiaries, on the same conditions of assistance coverage enjoyed during the effectiveness of their employment contracts, provided that they assume the full payment.

FGTS penalty fine upon retirement of the employee:

According to an appeasement statement issued by the Regional Labor Court (“TRT”) on April 20, 2007, the retirement has no effect on the employment contracts established between the Company and its employees, and thus by means of an actuarial calculation and based on the termination practices the Company recognized the related liability.

Time of service award

The Company has a practice of awarding its employees that reach at least 10 years of service, with the actuarial liability deriving from such practice being recorded in the balance sheet.

Indemnity due to termination or retirement.

Managers with an executive position who are terminated or retired by initiative of the Company, in addition to the legal allowances are eligible to receiving an indemnity of 0.5 of the salary effective at the time of termination for each year or fraction of a year worked. The granting of this benefit is subject to an appraisal of the career, performance and time of service of the beneficiary, and the actuarial liability deriving from this practice was recorded in the balance sheet.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The expenses incurred with all of the benefits set forth above were recognized in the statement of income under the other operating revenues (expenses) line item and include: cost of interest, actuarial gain (loss), cost of service and contributions.

32	Results by nature and by segment

The Company opted for presenting the statement of income by function and presents below the detail by nature:

	2011	2010

Cost of sales
Inventory costs	7,322,523	5,972,456
Wages, charges and benefits to employees	1,205,814	1,235,574
Depreciation	353,164	301,150
Amortization	4,726	17,058
Electric power	224,007	199,437
Conservation and maintenance	115,731	118,099
Research and development	6,579	5,998
Others	534,397	388,926

	9,766,942	8,238,698

General and administrative expenses
Wages, charges and benefits to employees	83,974	44,390
Depreciation	8,797	—
Amortization	7,678	2,705
Counseling and consulting	22,585	28,717
Others	50,822	48,377

	173,856	124,189

Selling expenses
Wages, charges and benefits to employees	452,383	446,009
Bonuses and commissions	179,561	204,890
Depreciation	9,778	7,194
Amortization	5,977	16,186
Shipments and handling	701,626	629,825
Advertisement and promotions	188,462	178,078
Others	412,499	355,478

	1,950,285	1,837,660

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The operational segments are reported in a form that is consistent with the managerial reports used by the principal strategic and operational decision-makers for purposes of appraisal of the performance of each segment and of allocation of resources.

With the purpose of reflecting the organizational changes of the Company, the information by segment began to be prepared considering 3 segments subject to disclosure, being: local market, foreign market and food service. The identified reportable segments primarily observe a division by sales channel.

Local market

Comprises the sales of the Company within the Brazilian territory, except for those relative to products of the lacteous category and for the food service channel.

Foreign market

Comprises the export sales of the Company and those generated outside of Brazilian territory, except for those relative to products of the lacteous category and for the food service channel.

Food service

Comprises the sale of the Company of all of the products of its portfolio, except for the lacteous category, generated in the local and export market for clients of the food service category, which encompasses: bars, restaurants, industrial kitchens, etc.

In turn, these segments are subdivided according to the nature of the products, the characteristics of which are described below:

Poultry

Comprises the production and commercialization of in natura whole and cut poultry.

Swine and beef

Comprises the production and commercialization of in natura cuts.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Prepared and processed

Comprises the production and commercialization of processed, frozen and industrialized poultry, swine and beef by-products.

Other processed products

Comprises the production and commercialization of processed foods such as margarines and products that have vegetable and soybean bases.

Other sales

Comprises the commercialization of animal feed, soybean meal and refined soybean flour.

The net sales revenues for each one of the reportable segments are presented below:

	2011	2010

Net sales
Local market
Poultry	667,812	543,743
Pork and beef	464,881	479,491
Prepared and processed	3,978,023	3,355,965
Other processed	1,556,516	1,462,184
Other sales	399,145	198,102

	7,066,377	6,039,485

Foreign market
Poultry	3,464,424	3,011,492
Pork and beef	775,458	652,836
Prepared and processed	928,797	810,097
Other processed	174,971	89,443
Other sales	9,316	1,004

	5,352,966	4,564,872

Foods service
Poultry	235,089	180,548
Pork and beef	90,228	135,143
Prepared and processed	613,682	506,276
Other processed	49,472	18,011

	988,471	839,978

	13,407,814	11,444,335

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

The operating results before financial revenues (expenses) and others, for each of the reportable segments are presented below:

	2011	2010

Local market	803,410	757,242
Foreign market	407,294	288,542
Foods service	116,439	106,776

	1,327,143	1,152,560

The exports net sales were originated in the foreign market and foods service segments, as presented below:

	2011	2010

Foreign market	5,352,966	4,543,844
Foods service	188,420	161,030

	5,541,386	4,704,874

The exports net sales per region are presented below:

	2011	2010

Europe	974,442	853,793
Far East	941,235	768,585
Middle East	1,702,447	1,571,886
Eurasia (includes Russia)	287,715	404,561
Americas/Africa/Others	1,635,547	1,106,049

	5,541,386	4,704,874

The information relative to the total assets by reportable segment are not being presented, as they are not part of the set of information made available to the Administrative Officers of the Company, who in turn make investment decisions on a consolidated basis.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

33	Subsequent events

Approval for absorption of Sadia S.A.

According to the material fact released on February 9, 2012, the Board of Directors of BRF approved the merger of Sadia S.A. into BRF which will occur on December 31, 2012. The merger is part of the reorganization which started with the business combination between the two companies, which main purpose is to maximize synergies and to rationalize activities, with consequent reductions in administrative and operating costs and increased productivity.

The decision to merge Sadia into BRF resulted in losses of approximately R$215,205 in the fiscal year of 2011 related to a valuation allowance for deferred income tax and social contribution over tax losses and negative base of social contribution on net income, which will not be utilized after the merger. The above value reflects Management’s best estimate at the data base of these consolidated financial statements, considering the available information. The final monetary impact of the Sadia merger into BRF will be determined on December 31, 2012.

Execution of the agreement for exchange of assets and other covenants with Marfrig

In continuation of the negotiations for the fulfillment of the TCD and as disclosed by the relevant fact issued on March 20, 2012, BRF and Marfrig signed on this date an Asset Exchange and Other Agreements, which confirmed with some amendments the MOU signed on December 8, 2011, whose main objective is to establish the term and conditions aiming to accomplish an exchange of assets, as described in note 1.

Sadia S.A.

Notes to consolidated financial statements

(In thousands of Reais)

Executive Board

José Antônio do Prado Fay

President and Chief Executive Officer

Leopoldo Viriato Saboya	Nelson Vas Hacklauer
Vice-President - Finance and Administration	Vice-President - Strategy and M&A

Gilberto Antônio Orsato	Nilvo Mittanck
Vice-President - Human Resources	Vice-President - Operations and Technology

Antônio Augusto de Toni	José Eduardo Cabral Mauro
Vice-President - Foreign Market	Vice-President - Local Market

Fábio Medeiros Martins da Silva	Ely David Mizrahi
Vice-President - Dairy Products Operations	Vice-President - Food Service

Luiz Henrique Lissoni	Wilson Newton de Mello Neto
Vice-President - Supply Chain	Vice-President - Corporate Affairs

Giovanni F. Lipari

Accountant CRC 1SP201389/0-7-S-SC